                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 14

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                 March 26, 2001
                              --------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

                         (Continued on following pages)

--------------------
CUSIP NO. 38141G 10 4                   13D
--------------------

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix  A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   As to a group consisting solely of Covered Persons1
   As to a group consisting of persons other than Covered        (a)   |X|
   Persons                                                       (b)   |X|
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS: OO as to Covered Shares1, OO and PF as to Uncovered
    Shares(2)
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            |_|
    PURSUANT TO ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                                7.  SOLE VOTING POWER (See Item 6)
           NUMBER OF                As to Covered Shares, 0
            SHARES                  As to Uncovered Shares, as stated in
         BENEFICIALLY               Appendix A
           OWNED BY
           REPORTING
            PERSON
             WITH
                                ------------------------------------------------
                                8.  SHARED VOTING POWER (See Item 6)
                                    (Applies to each person listed on Appendix
                                    A.)
                                    261,105,460 Covered Shares held by Covered
                                    Persons
                                    11,118 Uncovered Shares held by Covered
                                    Persons(3)
                                    1,924,791 Other Uncovered Shares held by
                                    Covered Persons(4) 9,487,710 shares held by
                                    KAA5 14,743,610 shares held by SBCM5
--------------------------------------------------------------------------------
                                9.  SOLE DISPOSITIVE POWER (See Item 6)
                                    As to Covered Shares, less than 1%
                                    As to Uncovered Shares, as stated in
                                    Appendix A
--------------------------------------------------------------------------------
                                10. SHARED DISPOSITIVE POWER (See Item 6):
                                    As to Covered Shares, 0
                                    As to Uncovered Shares, as stated in
                                    Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  263,041,3696
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (Applies to each person listed on Appendix A.)  |X|(6)
------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)            54.54%(6)
------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.
--------------------------------------------------------------------------------

----------
(1)   For a definition of this term, please see Item 2.
(2)   For a definition of this term, please see Item 3.
(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.
(4) These are Uncovered Shares held by 98 private charitable foundations established by 98 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.
(6) Excludes 9,487,710 and 14,743,610 shares of Common Stock held by KAA and SBCM, respectively, as to which each Covered Person disclaims beneficial ownership.

                                   APPENDIX A

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Bradley I. Abelow                                  0          0           0            0
Peter C. Aberg                                     0          0           0            0
Daniel A. Abut                   Argentina         0          0           0            0
Paul M. Achleitner                Austria          0          0           0            0
Alberto F. Ades                  Argentina         0          0           0            0
Gregory A. Agran                                   0          0           0            0
Raanan A. Agus                                     0          0           0            0
Jonathan R. Aisbitt                 UK             0          0           0            0
Anand Aithal                        UK             0          0           0            0
Elliot M. Alchek                                   0          0           0            0
Yusuf A. Aliredha                 Bahrain          0          0           0            0
Andrew M. Alper                                    0          0           0            0
Philippe J. Altuzarra             France           0          0           0            0
Rebecca Amitai                                     0          0           0            0
Zarthustra Amrolia                  UK             0          0           0            0
John G. Andrews                   USA/UK           0          0           0            0
Francois Andriot                  France           0          0           0            0
Lay Pheng Ang                    Singapore         0          0           0            0
Kazutaka P. Arai              North Korea/         0          0           0            0
                              South Korea
John A. Ashdown                     UK             0          0           0            0
David M. Atkinson                   UK             0          0           0            0
Mitchel J. August                                  0          0           0            0
Armen A. Avanessians                               0          0           0            0
Dean C. Backer                                     0          0           0            0
William A. Badia                                   0          0           0            0
Michiel J. Bakker             The Netherlands      0          0           0            0
Stephen D. Balsamo                                100         0          100           0
Mark E. Bamford                                    0          0           0            0
John S. Barakat                                    0          0           0            0
Adam P. Barrett                     UK             0          0           0            0
Christopher M. Barter                              0          0           0            0
Christopher A. Bates                               0          0           0            0
Barbara J. Basser-Bigio                            0          0           0            0
Carl-Georg                        Germany          0          0           0            0
Bauer-Schlichtegroll
David Baum                                         0          0           0            0
Patrick Y. Baune                  France           0          0           0            0
Frank A. Bednarz                                   0          0           0            0
Jonathan A. Beinner                                0          0           0            0
Janet L. Bell                                      0          0           0            0
Ron E. Beller                                      0          0           0            0
Tarek M. Ben Halim             Saudi Arabia        0          0           0            0
Kenneth Berents                                    0          0           0            0
Milton R. Berlinski           The Netherlands      0          0           0            0
Andrew S. Berman                                   0          0           0            0
Frances R. Bermanzohn                              0          0           0            0
Anthony D. Bernbaum                 UK             0          0           0            0
Stuart N. Bernstein                                0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Thomas P. Berquist                                 0          0           0            0
Robert A. Berry                     UK             0          0           0            0
John D. Bertuzzi                                   0          0           0            0
Elizabeth E. Beshel                                0          0           0            0
Andrew M. Bevan                     UK             0          0           0            0
Jean-Luc Biamonti                 Monaco           0          0           0            0
James J. Birch                      UK             0          0           0            0
Lloyd C. Blankfein                                 0          0           0            0
Abraham Bleiberg                  Mexico           0          0           0            0
David W. Blood                                     0          0           0            0
Randall A. Blumenthal                              0          0           0            0
David R. Boles                                     0          0           0            0
Antonio Borges                   Portugal          0          0           0            0
Alastair M. Borthwick               UK             0          0           0            0
Alison L. Bott                      UK             0          0           0            0
Charles W.A. Bott                   UK             0          0           0            0
Charles C. Bradford III                            0          0           0            0
Benjamin S. Bram                                   0          0           0            0
Graham Branton                      UK             0          0           0            0
Thomas C. Brasco                                   0          0           0            0
Alan J. Brazil                                     0         200          0           200
Daniel G. Brennan                                  0          0           0            0
Peter L. Briger, Jr.                               0          0           0            0
Craig W. Broderick                                 0          0           0            0
Richard J. Bronks                   UK             0          0           0            0
Peter M. Brooks                                    0          0           0            0
Edward A. Brout                                    0          0           0            0
Charles K. Brown                    UK             0          0           0            0
James K. Brown                                     0          0           0            0
Julian J. Brown                     UK             0          0           0            0
Kathleen Brown                                     0          0           0            0
Melissa R. Brown                                   0          0           0            0
Peter D. Brundage                                  0          0           0            0
Sholom Bryski                                      0          0           0            0
John J. Bu                                         0          0           0            0
Lawrence R. Buchalter                              0          0           0            0
Mark J. Buisseret                   UK             0          0           0            0
Steven M. Bunson                                   0          0           0            0
Timothy B. Bunting                  UK             0          0           0            0
Andrew J. Burke-Smith             Canada           0          0           0            0
David D. Burrows                                   0          0           0            0
Michael S. Burton                   UK             0          0           0            0
George H. Butcher III                              0          0           0            0
Mary D. Byron                                      0          0           0            0
Andrew Cader                                       0          0           0            0
Lawrence V. Calcano                                0          0           0            0
Elizabeth V. Camp                                  0          0           0            0
John D. Campbell                                   0          0           0            0
Laurie G. Campbell                Canada           0          0           0            0
Richard M. Campbell-Breeden         UK             0          0           0            0
Carmine C. Capossela                               0          0           0            0
Mark M. Carhart                                    0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Mark J. Carlebach                                  0          0           0            0
Mariafrancesca Carli               Italy           0          0           0            0
Anthony H. Carpet                                  0          0           0            0
Michael J. Carr                                    0          0           0            0
Christopher J. Carrera                             0          0           0            0
Mark Carroll                                       0          0           0            0
Virginia E. Carter                                 0          0           0            0
Calvin R. Carver, Jr.                              0          0           0            0
Mary Ann Casati                                    0          0           0            0
Chris Casciato                                     0          0           0            0
Mark A. Castellano                                 0          0           0            0
Varkki P. Chacko                 USA/India         0          0           0            0
David K. Chang                    Taiwan           0          0           0            0
Amy L. Chasen                                      0          0           0            0
Sacha A. Chiaramonte              Germany          0          0           0            0
Andrew A. Chisholm                Canada           0          0           0            0
W. Reed Chisholm, II                              485         0          485           0
Robert J. Christie                                 0          0           0            0
Todd J. Christie                                   0          0           0            0
Jane P. Chwick                                     0          0           0            0
Peter T. Cirenza                                   0          0           0            0
Geoffrey G. Clark                 Canada           0          0           0            0
Kent A. Clark                     Canada           0          0           0            0
Maura J. Clark                    Canada           0          0           0            0
Catherine M. Claydon              Canada           0          0           0            0
Zachariah Cobrinik                                 0          0           0            0
Michael D. Cochrane               Canada           0          0           0            0
Abby Joseph Cohen                                  0          0           0            0
Lawrence A. Cohen                                 200         0          200           0
Lawrence H. Cohen                                  0          0           0            0
Marc I. Cohen                                      0          0           0            0
Gary D. Cohn                                       0          0           0            0
Christopher A. Cole                                0          0           0            0
Timothy J. Cole                                    0          0           0            0
Robert G. Collins                                  0          0           0            0
Marcus R. Colwell                                  0          0           0            0
Peter H. Comisar                                   0          0           0            0
Laura C. Conigliaro                                0          0           0            0
Liam Connell                                       0          0           0            0
Llewellyn C. Connolly                              0          0           0            0
Thomas G. Connolly              Ireland/USA        0          0           0            0
Frank T. Connor                                    0          0           0            0
Donna L. Conti                                     0          0           0            0
Karen R. Cook                       UK             0          0           0            0
Edith W. Cooper                                    0          0           0            0
Philip A. Cooper                                   0          0           0            0
Carlos A. Cordeiro                                 0          0           0            0
Henry Cornell                                      0          0           0            0
E. Gerald Corrigan                                 0          0           0            0
Jon S. Corzine                                     0          0           0            0
Claudio Costamagna                 Italy           0          0           0            0
James A. Coufos                                    0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Frank L. Coulson, Jr.                              0          0           0            0
Kenneth Courtis                                    0          0           0            0
Eric J. Coutts                      UK             0          0           0            0
Randolph L. Cowen                                  0          0           0            0
Meyrick Cox                         UK             0          0           0            0
Brahm S. Cramer                   Canada           0          0           0            0
Nicholas P. Crapp                   UK             0          0           0            0
Neil D. Crowder                                    0          0           0            0
Michael L. Crowl                                   0          0           0            0
Eduardo A. Cruz                                    0          0           0            0
John P. Curtin, Jr.                                0          0           0            0
John W. Curtis                                     0          0           0            0
Michael D. Daffey                Australia         0          0           0            0
Stephen C. Daffron                                 0          0           0            0
Paul B. Daitz                                      0          0           0            0
John S. Daly                      Ireland          0          0           0            0
Philip M. Darivoff                                 0          0           0            0
Matthew S. Darnall                                 0          0           0            0
Timothy D. Dattels                Canada           0          0           0            0
Gavyn Davies                        UK             0          0           0            0
Michael H. Davis                                   0          0           0            0
Michael G. De Lathauwer           Belgium          0          0           0            0
Jean A. De Pourtales             France/UK         0          0           0            0
Luigi de Vecchi                    Italy           0          0           0            0
David A. Dechman                                   0          0           0            0
Mark Dehnert                                       0          0           0            0
Paul C. Deighton                    UK             0          0           0            0
James Del Favero                 Australia         0          0           0            0
Juan A. Del Rivero                 Spain           0          0           0            0
Robert V. Delaney, Jr.                             0          0           0            0
Joseph Della Rosa                                  0          0           0            0
Emanuel Derman                                     0          0           0            0
Neil V. DeSena                                     0          0           0            0
Martin R. Devenish                  UK             0          0           0            0
Andrew C. Devenport                 UK             0          0           0            0
Stephen D. Dias                     UK             0          0           0            0
Armando A. Diaz                                    0          0           0            0
Alexander C. Dibelius             Germany          0          0           0            0
Stephen J. DiLascio                                0          0           0            0
James D. Dilworth                                  0          0           0            0
Paul M. DiNardo                                    0          0           0            0
Simon P. Dingemans                  UK             0          0           0            0
Joseph P. DiSabato                                 0          0           0            0
Sandra D'Italia                                    0          0           0            0
Michele I. Docharty                                0          0           0            0
Paula A. Dominick                                  0          0           0            0
Noel B. Donohoe                   Ireland          0          0           0            0
Suzanne O. Donohoe                                 0          0           0            0
James H. Donovan                                   0          0           0            0
Jana Hale Doty                                     0          0           0            0
Robert G. Doumar, Jr.                              0          0           0            0
Thomas M. Dowling                                  0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
John O. Downing                                    0          0           0            0
Michael B. Dubno                                   0          0           0            0
Connie K. Duckworth                                0          0           0            0
William C. Dudley                                  0          0           0            0
Donald J. Duet                                     0          0           0            0
Brian J. Duffy                                     0          0           0            0
Brian Duggan                                       0          0           0            0
Matthieu B. Duncan                                 0          0           0            0
C. Steven Duncker                                  0          0           0            0
Karlo J. Duvnjak                  Canada           0          0           0            0
Jay S. Dweck                                       0          0           0            0
Michael L. Dweck                                   0          0           0            0
Gordon E. Dyal                                     0          0           0            0
Isabelle Ealet                    France           0          0           0            0
Glenn P. Earle                      UK             0          0           0            0
Seaborn S. Eastland                                0          0           0            0
Paul S. Efron                                      0          0           0            0
Herbert E. Ehlers                                  0          0           0            0
Alexander S. Ehrlich                               0          0           0            0
John E. Eisenberg                                  0          0           0            0
Gary L. Eisenreich                                 0          0           0            0
Edward K. Eisler                  Austria          0          0           0            0
Jason H. Ekaireb                    UK             0          0           0            0
Gregory H. Ekizian                                 0          0           0            0
Aubrey J. Ellis                                    0          0           0            0
Glenn D. Engel                                     0          0           0            0
Earl S. Enzer                                      0          0           0            0
Christopher H. Eoyang                              0          0           0            0
Davide G. Erro                     Italy           0          0           0            0
Michael P. Esposito                                0          0           0            0
George C. Estey                   Canada           0          0           0            0
Mark D. Ettenger                                   0          0           0            0
Bruce J. Evans                                     0          0           0            0
Ian J. Evans                        UK             0          0           0            0
J. Michael Evans                  Canada           0          0           0            0
W. Mark Evans                     Canada           0          0           0            0
Charles P. Eve                      UK             0          0           0            0
Brian F. Farr                                      0          0           0            0
Elizabeth C. Fascitelli                            0          0           0            0
Jeffrey F. Fastov                                  0          0           0            0
Pieter Maarten Feenstra       The Netherlands      0          0           0            0
Norman Feit                                        0          0           0            0
Steven M. Feldman                                  0          0           0            0
Laurie R. Ferber                                   0          0           0            0
John A. Ferro, Jr.                                 0          0           0            0
Robert P. Fisher, Jr.                              0          0           0            0
Lawton W. Fitt                                     0          0           0            0
Stephen C. Fitzgerald            Australia         0          0           0            0
Thomas M. Fitzgerald III                           0          0           0            0
Daniel M. Fitzpatrick                              0          0           0            0
James A. Fitzpatrick                               0          0           0            0
David N. Fleischer                                 0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
David B. Ford                                      0          0           0            0
Edward C. Forst                                    0          0           0            0
George B. Foussianes                               0          0           0            0
Oliver L. Frankel                                  0          0           0            0
Randy W. Frankel                                   0          0           0            0
Matthew T. Fremont-Smith                           0          0           0            0
Christopher G. French               UK             0          0           0            0
Timothy G. Freshwater               UK             0          0           0            0
Jacob Y. Friedman                                  0          0           0            0
Richard A. Friedman                                0          0           0            0
Matthias K. Frisch              Switzerland        0          0           0            0
Robert K. Frumkes                                  0          0           0            0
C. Douglas Fuge                                    0          0           0            0
Shirley Fung                        UK             0          0           0            0
Joseph D. Gatto                                    0          0           0            0
Emmanuel Gavaudan                 France           0          0           0            0
Nicholas J. Gaynor                  UK             0          0           0            0
Richard A. Genna                                   0          0           0            0
Eduardo B. Gentil                                  0          0           0            0
Peter C. Gerhard                                   0          0           0            0
Kenneth K. Gershenfeld                             0          0           0            0
Rajiv A. Ghatalia                  India           0          0           0            0
Robert R. Gheewalla                                0          0           0            0
Nomi P. Ghez                    Israel/USA         0          0           0            0
Scott A. Gieselman                                 0          0           0            0
Gary T. Giglio                                     0          0           0            0
H. John Gilbertson, Jr.                            0          0           0            0
Nicholas G. Giordano                               0          0           0            0
Joseph H. Gleberman                                0          0           0            0
Richard J. Gnodde              Ireland/South       0          0           0            0
                                  Africa
Charles G. Goetz                                   0          0           0            0
Jeffrey B. Goldenberg                              0      2,860(7)        0          2,860(7)
Jacob D. Goldfield                                 0          0           0            0
Gary F. Goldring                                   0          0           0            0
James S. Golob                                     0          0           0            0
Amy O. Goodfriend                                  0          0           0            0
Jay S. Goodgold                                    0          0           0            0
Andrew M. Gordon                                   0          0           0            0
Anthony J. Gordon                                  0          0           0            0
Roger H. Gordon                                    0          0           0            0
Robert D. Gottlieb                                 0          0           0            0
Gregory M. Gould                                   0          0           0            0
Frank J. Governali                                 0          0           0            0
Lorenzo Grabau                     Italy           0          0           0            0
Geoffrey T. Grant                                  0          0           0            0
William M. Grathwohl                               0          0           0            0
Pedro Gonzalez Grau                Spain           0          0           0            0
Thomas J. Gravina                                 200         0          200           0
Michael J. Graziano                                0          0           0            0

----------
(7)   Shared with family members.

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Carmen A. Greco                                    0          0           0            0
David J. Greenwald                                 0          0           0            0
Louis S. Greig                      UK             0          0           0            0
William W. Gridley                                 0          0           0            0
Peter W. Grieve                                    0          0           0            0
Christopher Grigg                   UK             0          0           0            0
Edward Sebastian Grigg           UK/France         0          0           0            0
Michael Grindfors                 Sweden           0          0           0            0
Douglas C. Grip                                    0          0           0            0
Peter Gross                                        0          0           0            0
Eric P. Grubman                                    0          0           0            0
Celeste A. Guth                                    0          0           0            0
Edward S. Gutman                                   0          0           0            0
Joseph D. Gutman                                   0          0           0            0
Douglas A. Guzman                 Canada           0          0           0            0
Erol Hakanoglu                    Turkey           0          0           0            0
David R. Hansen                  Australia         0          0           0            0
Roger C. Harper                                    0          0           0            0
Charles T. Harris III                              0          0           0            0
Robert S. Harrison                                 0          0           0            0
Shelley A. Hartman                                 0          0           0            0
Paul R. Harvey                                     0          0           0            0
Arthur J. Hass                                     0          0           0            0
Arne K. Hassel                    Sweden           0          0           0            0
Nobumichi Hattori                  Japan           0          0           0            0
Stephen J. Hay                      UK             0          0           0            0
Walter H. Haydock                                  0          0           0            0
Isabelle Hayen                    Belgium          0          0           0            0
Keith L. Hayes                      UK             0          0           0            0
Thomas J. Healey                                   0          0           0            0
John P. Heanue                                     0          0           0            0
Robert C. Heathcote                 UK             0          0           0            0
Sylvain M. Hefes                  France           0          0           0            0
Douglas C. Heidt                                   0          0           0            0
David B. Heller                                    0          0           0            0
Steven M. Heller                                   0          0           0            0
William L. Hemphill                                0          0           0            0
David P. Hennessey                                 0          0           0            0
R. Douglas Henderson                               0          0           0            0
David L. Henle                                     0          0           0            0
Mary C. Henry                                      0          0           0            0
Peter C. Herbert                                   0          0           0            0
Raimund W. Herden                 Germany          0          0           0            0
Carl H. Hewitt                                     0      1000(8)         0          1000(8)
Bruce A. Heyman                                    0          0           0            0
Stephen Hickey                                     0          0           0            0
Robert E. Higgins                                  0          0           0            0
Joanne M. Hill                                     0          0           0            0
M. Roch Hillenbrand                                0          0           0            0
Donald W. Himpele                                  0          0           0            0

----------
(8)   Shared with family members.

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Kenneth W. Hitchner                                0          0           0            0
Maykin Ho                                          0          0           0            0
Timothy E. Hodgson                Canada           0          0           0            0
Jacquelyn M. Hoffman-Zehner       Canada           0          0           0            0
Richard R. Hogan                                   0          0           0            0
Christopher G. Hogg           New Zealand/USA      0          0           0            0
Daniel E. Holland III                              0          0           0            0
Teresa E. Holliday                                 0          0           0            0
Peter Hollmann                    Germany          0          0           0            0
Philip Holzer                     Germany          0          0           0            0
Gregory T. Hoogkamp                                0          0           0            0
Thomas J. Hopkins                                  0          0           0            0
Jay D. Horine                                      0          0           0            0
Robert D. Hormats                                  0          0           0            0
Robert G. Hottensen, Jr.                           0          0           0            0
Michael R. Housden                  UK             0          0           0            0
Zu Liu Frederick Hu                China           0          0           0            0
Paul J. Huchro                                     0          0           0            0
James A. Hudis                                     0          0           0            0
Terry P. Hughes                   Ireland          0          0           0            0
Bimaljit S. Hundal                  UK             0          0           0            0
Edith A. Hunt                                      0          0           0            0
Susan J. Hunt                       UK             0          0           0            0
Fern Hurst                                         0          0           0            0
Robert J. Hurst                                    0          0           0            0
Elizabeth A. Husted                                0          0           0            0
Walter V. Hutcherson                               0          0           0            0
John S. Iglehart                                   0          0           0            0
Toni Infante                                       0          0           0            0
Francis J. Ingrassia                               0          0           0            0
Timothy J. Ingrassia                               0          0           0            0
Margaret H. Isdale                                 0          0           0            0
Hideki Ishibashi                   Japan           0          0           0            0
Masahiro Iwano                     Japan           0          0           0            0
Raymond J. Iwanowski                               0          0           0            0
Walter A. Jackson                                  0          0           0            0
William L. Jacob III                               0          0           0            0
Ronald H. Jacobe, Jr.                              0          0           0            0
Mark M. Jacobs                                     0          0           0            0
Arthur L. Jacobson, Jr.                            0          0           0            0
James A. Jacobson                                  0          0           0            0
Robert J. Jacobson, Jr.                            0          0           0            0
Richard I. Jaffee                                  0          0           0            0
Reuben Jeffery III                                 0          0           0            0
Stefan J. Jentzsch                Germany          0          0           0            0
Andrew R. Jessop                    UK             0          0           0            0
Dan H. Jester                                      0          0           0            0
Thomas Jevon                                       0          0           0            0
Daniel J. Jick                                     0          0           0            0
David M. Jimenez-Blanco            Spain           0          0           0            0
Peter T. Johnston                                  0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Robert H. Jolliffe                  UK             0          0           0            0
Andrew J. Jonas                                    0          0           0            0
Robert C. Jones                                    0          0           0            0
Roy R. Joseph                     Guyana           0          0           0            0
Chansoo Joung                                      0          0           0            0
Marc H. Jourdren                  France           0          0           0            0
Andrew J. Kaiser                                   0          0           0            0
Fred J. Kambeitz                                   0          0           0            0
Ann F. Kaplan                                     21          0           21           0
Barry A. Kaplan                                    0          0           0            0
David A. Kaplan                                    0          0           0            0
Jason S. Kaplan                                    0          0           0            0
Robert S. Kaplan                                   0          0           0            0
Scott B. Kapnick                                   0          0           0            0
Atul Kapur                         India           0          0           0            0
Erland S. Karlsson                Sweden           0          0           0            0
James M. Karp                                      0          0           0            0
Richard Katz                                       0          0           0            0
Robert J. Katz                                     0          0           0            0
Sofia Katzap                                       0          0           0            0
James C. Katzman                                   0          0           0            0
David K. Kaugher                                   0          0           0            0
Tetsuya Kawano                     Japan           0          0           0            0
R. Mark Keating                                    0          0           0            0
Peter R. Kellogg                                   0          0           0            0
John L. Kelly                                      0          0           0            0
Carsten Kengeter                  Germany          0          0           0            0
Kevin W. Kennedy                                   0          0           0            0
Gioia M. Kennett                                   0          0           0            0
William J. Kenney                                  0          0           0            0
Thomas J. Kenny                                    0          0           0            0
Steven Kerr                                        0          0           0            0
Lawrence S. Keusch                                 0          0           0            0
Rustom N. Khandalavala                             0          0           0            0
Philippe Khuong-Huu               France           0          0           0            0
Peter A. Kiernan                    UK             0          0           0            0
Peter D. Kiernan III                               0          0           0            0
James T. Kiernan, Jr.                              0          0           0            0
Sun Bae Kim                       Canada           0          0           0            0
Douglas W. Kimmelman                               0          0           0            0
Colin E. King                     Canada           0          0           0            0
Robert C. King, Jr.                                0          0           0            0
Adrian P. Kingshott                 UK             0          0           0            0
Timothy M. Kingston                                0          0           0            0
Frank J. Kinney, III                               0          0           0            0
Lincoln Kinnicutt                                  0          0           0            0
Shigeki Kiritani                   Japan           0          0           0            0
Ewan M. Kirk                        UK             0          0           0            0
Daniel H. Klebes II                                0          0           0            0
Michael K. Klingher                                0          0           0            0
Craig A. Kloner                                    0          0           0            0
Jonathan R. Knight                  UK             0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Bradford C. Koenig                                 0          0           0            0
Mark J. Kogan                                      0          0           0            0
Stanley Kogelman                                   0          0           0            0
John T. Koh                      Singapore         0          0           0            0
Jonathan L. Kolatch                                0          0           0            0
Richard E. Kolman                                  0          0           0            0
Philip J. Kopp III                                 0          0           0            0
David J. Kostin                                    0          0           0            0
Koji Kotaka                        Japan           0          0           0            0
Peter S. Kraus                                    15          0          15            0
Mary Lyn Valkenburg Kurish                         0          0           0            0
Lawrence Kutscher                                  0          0           0            0
Peggy A. Lamb                                      0          0           0            0
David  G. Lambert                                  0          0           0            0
Thomas K. Lane                                     0          0           0            0
Bruce M. Larson                                    0          0           0            0
Thomas D. Lasersohn                                0          0           0            0
Anthony D. Lauto                                   0          0           0            0
John J. Lauto                                      0          0           0            0
Matthew Lavicka                                    0          0           0            0
Peter T. Lawler                                    0          0           0            0
David N. Lawrence                                  0          0           0            0
Peter Layton                                       0          0           0            0
Susan R. Leadem                                    0          0           0            0
Andrew D. Learoyd                   UK             0          0           0            0
Chang-Ho J. Lee               USA/South Korea      0          0           0            0
Donald C. Lee                                      0          0           0            0
Gregory D. Lee                   Australia         0          0           0            0
Kenneth H. M. Leet                                 0          0           0            0
Anthony J. Leitner                                 0          0           0            0
Todd W. Leland                                     0          0           0            0
Paulo C. Leme                                      0          0           0            0
Remco O. Lenterman            The Netherlands      0          0           0            0
Hughes B. Lepic                   France           0          0           0            0
Alan B. Levande                                    0          0           0            0
Johan H. Leven                    Sweden           0          0           0            0
Stephen M. Levick                                  0          0           0            0
Ronald S. Levin                                    0          0           0            0
Jack Levy                                          0          0           0            0
Richard J. Levy                     UK             0          0           0            0
Tobin V. Levy                                      0          0           0            0
P. Jeremy Lewis                                    0          0           0            0
Thomas B. Lewis, Jr.                               0          0           0            0
Mark E. Leydecker                                  0          0           0            0
Matthew G. L'Heureux                               0          0           0            0
Michael Liberman                                   0          0           0            0
George C. Liberopoulos          Canada/USA         0          0           0            0
Gwen R. Libstag                                    0          0           0            0
Stephen C. Lichtenauer                             0          0           0            0

----------

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Roger A. Liddell                    UK             0          0           0            0
Richard J. Lieb                                    0          0           0            0
Mitchell J. Lieberman                              0          0           0            0
Richerd C. Lightburn                               0          0           0            0
Susan S. Lin                   Hong Kong/USA       0          0           0            0
Syaru Shirley Lin                                  0          0           0            0
Josephine Linden                    UK             0          0           0            0
Lawrence H. Linden                                 0          0           0            0
Anthony W. Ling                     UK             0          0           0            0
Bonnie S. Litt                                     0          0           0            0
Robert Litterman                                   0          0           0            0
Robert H. Litzenberger                             0          0           0            0
David McD. A. Livingstone        Australia         0          0           0            0
Douglas F. Londal                                  0          0           0            0
Jacques M. Longerstaey          USA/Belgium        0          0           0            0
Joseph Longo                                       0          0           0            0
Jonathan M. Lopatin                                0          0           0            0
Francisco Lopez-Balboa                             0          0           0            0
Victor M. Lopez-Balboa                             0          0           0            0
Antigone Loudiadis                  UK             0          0           0            0
Michael C. Luethke                                 0          0           0            0
Kevin L. Lundeen                                   0          0           0            0
Michael R. Lynch                                   0          0           0            0
Peter B. MacDonald                  UK             0          0           0            0
Mark G. Machin                      UK             0          0           0            0
Shogo Maeda                        Japan           0          0           0            0
John A. Mahoney                                    0          0           0            0
Sean O. Mahoney                                    0          0           0            0
Russell E. Makowsky                                0          0           0            0
Peter G. C. Mallinson               UK             0          0           0            0
John V. Mallory                                    0          0           0            0
Kathleen M. Maloney                                0          0           0            0
Charles G. R. Manby                 UK             0          0           0            0
Robert S. Mancini                                  0          0           0            0
Barry A. Mannis                                    0          0           0            0
Arthur S. Margulis, Jr.                            0          0           0            0
Carmen Marino                                      0          0           0            0
Jorge O. Mariscal                 Mexico           0          0           0            0
Richard J. Markowitz                               0          0           0            0
Ronald G. Marks                                    0          0           0            0
Robert J. Markwick                  UK             0          0           0            0
Nicolas I. Marovich                                0          0           0            0
Eff W. Martin                                      0          0           0            0
Jacques Martin                    Canada           0          0           0            0
John J. Masterson                                  0          0           0            0
David J. Mastrocola                                0          0           0            0
Blake W. Mather                                    0          0           0            0
Kathy M. Matsui                                    0          0           0            0
Tadanori Matsumura                 Japan           0          0           0            0
Karen A. Matte                                    60          0           60           0
Heinz Thomas Mayer                Germany          0          0           0            0
Thomas J. McAdam                                  12          0           12           0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Richard F. McArdle                                 0          0           0            0
John J. McCabe                                     0          0           0            0
Theresa E. McCabe                                  0          0           0            0
Joseph M. McConnell                                0          0           0            0
Lynn M. McCormick                                  0          0           0            0
Mark E. McGoldrick                                 0          0           0            0
Joseph P. McGrath, Jr.                             0          0           0            0
Stephen J. McGuinness                              0          0           0            0
Tracy K. McHale Stuart                             0          0           0            0
John C. McIntire                                   0          0           0            0
John W. McMahon                                    0          0           0            0
Geraldine F. McManus                               0          0           0            0
James A. McNamara                                  0         215          0           215
Richard P. McNeil                 Jamaica          0          0           0            0
Audrey A. McNiff                                   0          0           0            0
Anne Welsh McNulty                                 0          0           0            0
John P. McNulty                                    0          0           0            0
Robert A. McTamaney                                0          0           0            0
E. Scott Mead                                      0          0           0            0
Sharon I. Meers                                    0          0           0            0
David M. Meerschwam           The Netherlands      0          0           0            0
Sanjeev K. Mehra                   India           0          0           0            0
Christian A. Meissner             Austria          0          0           0            0
Michael C. Melignano                               0          0           0            0
Michael A. Mendelson                               0          0           0            0
Amos Meron                      USA/Israel         0          0           0            0
T. Willem Mesdag                                   0          0           0            0
Andrew L. Metcalfe                  UK             0          0           0            0
Michael R. Miele                                   0          0           0            0
Lowell J. Millar                                   0          0           0            0
Gunnar T. Miller                                   0          0           0            0
Kenneth A. Miller                                  0          0           0            0
Therese L. Miller                                  0          0           0            0
James E. Milligan                                  0          0           0            0
Eric M. Mindich                                    0          0           0            0
Peter A. Mindnich                                  0          0           0            0
John J. Minio                                      0          0           0            0
Luciana D. Miranda                Brazil           0          0           0            0
Edward S. Misrahi                  Italy           0          0           0            0
Steven T. Mnuchin                                  0          0           0            0
Masanori Mochida                   Japan           0          0           0            0
Douglas D. Moffitt                                 0          0           0            0
Karsten N. Moller                 Denmark          0          0           0            0
Thomas K. Montag                                   0          0           0            0
William C. Montgomery                              0          0           0            0
Wayne L. Moore                                     0          0           0            0
Yukihiro Moroe                     Japan           0          0           0            0
R. Scott Morris                                    0          0           0            0
Robert B. Morris III                               0          0           0            0
Jennifer Moses                                     0          0           0            0
Jeffrey M. Moslow                                  0          0           0            0
Sharmin Mossavar-Rahmani            UK             0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Gregory T. Mount                                   0          0           0            0
Ian Mukherjee                       UK             0          0           0            0
Edward A. Mule                                     0          0           0            0
Timothy R. Mullen                                  0          0           0            0
Eric D. Mullins                                    0          0           0            0
Donald J. Mulvihill                                0          0           0            0
Patrick E. Mulvihill              Ireland          0          0           0            0
Richard A. Murley                   UK             0          0           0            0
Patrick E. Murphy                                  0          0           0            0
Philip D. Murphy                                  43          0           43           0
Raymond T. Murphy                                  0          0           0            0
Thomas S. Murphy, Jr.                              0          0           0            0
Gaetano J. Muzio                                   0          0           0            0
Michiya Nagai                      Japan           0          0           0            0
Gabrielle U. Napolitano                            0          0           0            0
Avi M. Nash                                        0          0           0            0
Trevor P. Nash                      UK             0          0           0            0
Kevin D. Naughton                                 235         0          235           0
Warwick M. Negus                 Australia         0          0           0            0
Daniel M. Neidich                                 22          0           22           0
Kipp M. Nelson                                     0          0           0            0
Leslie S. Nelson                                   0          0           0            0
Robin Neustein                                     0          0           0            0
Geoffrey W. Nicholson               UK             0          0           0            0
Duncan L. Niederauer                               0          0           0            0
Theodore E. Niedermayer         USA/France         0          0           0            0
Susan M. Noble                      UK             0          0           0            0
Markus J. Noe-Nordberg            Austria          0          0           0            0
Suok J. Noh                                        0          0           0            0
Suzanne M. Nora Johnson                            0          0           0            0
Christopher K. Norton                              0          0           0            0
Michael E. Novogratz                               0          0           0            0
Jay S. Nydick                                      0          0           0            0
Katherine K. Oakley                                0          0           0            0
Alok Oberoi                        India           0          0           0            0
Fergal J. O'Driscoll              Ireland          0          0           0            0
David Ogens                                        0          0           0            0
Jinsuk T. Oh                    South Korea        0          0           0            0
L. Peter O'Hagan                  Canada           0          0           0            0
John C. O'Hara                                     0          0           0            0
Terence J. O'Neill                  UK             0          0           0            0
Timothy J. O'Neill                                 0          0           0            0
Richard T. Ong                   Malaysia          0          0           0            0
Ronald M. Ongaro                                   0          0           0            0
Taneki Ono                         Japan           0          0           0            0
Donald C. Opatrny, Jr.                             0          0           0            0
Daniel P. Opperman                                 0          0           0            0
Daniel B. O'Rourke                                 0          0           0            0
Calum M. Osborne                    UK             0          0           0            0
Robert J. O'Shea                                   0          0           0            0
Joel D. Ospa                                       0          0           0            0
Greg M. Ostroff                                    0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Nigel M. O'Sullivan                 UK             0          0           0            0
Terence M. O'Toole                                 0          0           0            0
Brett R. Overacker                                 0          0           0            0
Robert J. Pace                                     0          0           0            0
Gregory K. Palm                                    0          0           0            0
Bryant F. Pantano                                  0          0           0            0
James R. Paradise                   UK             0          0           0            0
Mukesh K. Parekh                                   0          0           0            0
Geoffrey M. Parker                                 0          0           0            0
Michael L. Pasternak                UK             0          0           0            0
Ketan J. Patel                      UK             0          0           0            0
Melissa B. Patrusky                                0          0           0            0
Henry M. Paulson, Jr.                              0          0           0            0
Arthur J. Peponis                                 282         0          282           0
David E. Perlin                                    0          0           0            0
David B. Philip                                    0          0           0            0
Paul A. Phillips                                   0          0           0            0
Alberto M. Piedra, Jr.                             0          0           0            0
Stephen R. Pierce                                  0          0           0            0
Philip J. Pifer                                    0          0           0            0
Scott M. Pinkus                                    0          0           0            0
Michel G. Plantevin               France           0          0           0            0
Timothy C. Plaut                  Germany          0          0           0            0
Andrea Ponti                     Italy/USA         0          0           0            0
Ellen R. Porges                                    0          0           0            0
Wiet H. M. Pot                The Netherlands      0          0           0            0
Michael J. Poulter                  UK             0          0           0            0
John J. Powers                                     0          0           0            0
Richard H. Powers                                  0          0           0            0
Roderic L. Prat                   Canada           0          0           0            0
Michael A. Price                                   0          0           0            0
Scott Prince                                       0          0           0            0
Nomi M. Prins                                      0          0           0            0
Goran V. Puljic                                    0          0           0            0
Alok Puri                           UK             0          0           0            0
Kevin A. Quinn                                     0          0           0            0
Stephen D. Quinn                                   0          0           0            0
B. Andrew Rabin                                    0          0           0            0
John J. Rafter                    Ireland          0          0           0            0
Hugh A. Ragsdale III                               0          0           0            0
Jonathan Raleigh                                   0          0           0            0
Dioscoro-Roy I. Ramos          Phillippines        0          0           0            0
Gregory G. Randolph                                0          0           0            0
Charlotte P. Ransom                 UK             0          0           0            0
Michael G. Rantz                                   0          0           0            0
Philip A. Raper                     UK             0          0           0            0
Joseph Ravitch                                     0          0           0            0
Girish V. Reddy                                    0          0           0            0
Arthur J. Reimers III                              0          0           0            0
Anthony John Reizenstein            UK             0          0           0            0
Peter Richards                      UK             0          0           0            0
Michael J. Richman                                 0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Andrew J. Rickards                  UK             0          0           0            0
James P. Riley, Jr.                                0          0           0            0
Kimberly E. Ritrievi                               0          0           0            0
John S. Rizner                                     0          0           0            0
Paul M. Roberts                     UK             0          0           0            0
Simon M. Robertson                  UK             0          0           0            0
James H. Rogan                                     0          0           0            0
J. David Rogers                                    0          0           0            0
John F. W. Rogers                                  0          0           0            0
Emmanuel Roman                    France           0          0           0            0
Eileen P. Rominger                                 0          0           0            0
Pamela P. Root                                     0          0           0            0
Ralph F. Rosenberg                                 0          0           0            0
Jacob D. Rosengarten                               0          0           0            0
Richard J. Rosenstein                              0          0           0            0
Ivan Ross                                          0          0           0            0
Stuart M. Rothenberg                               0          0           0            0
Michael S. Rotter                                  0          0           0            0
Stuart R. Rubenstein                               0          0           0            0
Michael S. Rubinoff                                0          0           0            0
Ernest H. Ruehl, Jr.                               0          0           0            0
Paul M. Russo                                      0          0           0            0
John P. Rustum                  Ireland/USA       10          0           10           0
Richard M. Ruzika                                  0          0           0            0
Jeri Lynn Ryan                                     0          0           0            0
John C. Ryan                                       0          0           0            0
Michael D. Ryan                                    0          0           0            0
Katsunori Sago                     Japan           0          0           0            0
Pablo J. Salame                   Ecuador          0          0           0            0
Richard C. Salvadore                               0          0           0            0
J. Michael Sanders                                 0          0           0            0
Allen Sangines-Krause             Mexico          204         0          204           0
Richard A. Sapp                                    0          0           0            0
Neil I. Sarnak                                     0          0           0            0
Joseph Sassoon                    Israel           0          0           0            0
Atsuko Sato                        Japan           0          0           0            0
Masanori Sato                      Japan           0          0           0            0
Tsutomu Sato                       Japan          240         0          240           0
Muneer A. Satter                                   0          0           0            0
Marc P. Savini                                     0          0           0            0
Jonathan S. Savitz                                 0          0           0            0
Peter Savitz                                       0          0           0            0
Robert Schaefer                                    0          0           0            0
Paul S. Schapira                   Italy           0          0           0            0
P. Sheridan Schechner                            1,000        0         1,000          0
Gary B. Schermerhorn                               0          0           0            0
Mitchell I. Scherzer              Canada           0          0           0            0
Peter Schiefer                    Germany          0          0           0            0
Howard B. Schiller                                 0          0           0            0
Erich P. Schlaikjer                                0          0           0            0
Jeffrey W. Schroeder                               0          0           0            0
Antoine Schwartz                  France           0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Eric S. Schwartz                                   0          0           0            0
Harvey M. Schwartz                                 0          0           0            0
Mark Schwartz                                      0          0           0            0
Thomas M. Schwartz                                 0        1,900         0          1,900
Patrick P. Scire                                   0          0           0            0
Steven M. Scopellite                               0          0           0            0
David J. Scudellari                                0          0           0            0
Charles B. Seelig, Jr.                             0          0           0            0
Karen D. Seitz                                     0          0           0            0
Randolph Sesson, Jr.                               0          0           0            0
Steven M. Shafran                                  0          0           0            0
Lisa M. Shalett                                    0          0           0            0
Ramakrishna Shanker              India/USA         0          0           0            0
Richard S. Sharp                    UK             0          0           0            0
John P. Shaughnessy                                0          0           0            0
Mary Beth Shea                                     0          0           0            0
Robert J. Shea, Jr.                                0          0           0            0
John S. Sheldon                                    0          0           0            0
David G. Shell                                     0          0           0            0
James M. Sheridan                                  0          0           0            0
Richard G. Sherlund                                0          0           0            0
Michael S. Sherwood                 UK             0          0           0            0
Evan W. Siddall                  Canada/UK         0          0           0            0
Michael H. Siegel                                  0          0           0            0
Ralph J. Silva                                     0          0           0            0
Harvey Silverman                                   0          0           0            0
Howard A. Silverstein                              0          0           0            0
Richard P. Simon                                   0          0           0            0
Victor R. Simone, Jr.                              0          0           0            0
David T. Simons                                    0          0           0            0
Christine A. Simpson                               0          0           0            0
Dinakar Singh                                      0          0           0            0
Ravi M. Singh                                      0          0           0            0
Ravi Sinha                       India/USA         0          0           0            0
Allen W. Sinsheimer                                0          0           0            0
Edward M. Siskind                                  0          0           0            0
Christian J. Siva-Jothy             UK             0          0           0            0
Mark F. Slaughter                                  0          0           0            0
Linda J. Slotnick                                  0          0           0            0
Cody J Smith                                       0        1,000         0          1,000
Derek S. Smith                                     0          0           0            0
Michael M. Smith                                   0          0           0            0
Sarah E. Smith                      UK             0          0           0            0
Trevor A. Smith                     UK             0          0           0            0
Randolph C. Snook                                  0          0           0            0
Jonathan S. Sobel                                  0          0           0            0
David M. Solomon                                   0          0           0            0
Judah C. Sommer                                    0          0           0            0
Theodore T. Sotir                                  0          0           0            0
Sergio E. Sotolongo                                0          0           0            0
Vickrie C. South                                   0          0           0            0
Daniel L. Sparks                                   0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Marc A. Spilker                                    0          0           0            0
Daniel W. Stanton                                  0          0           0            0
Steven R. Starker                                  0          0           0            0
Esta E. Stecher                                    0          0           0            0
Cathrine S. Steck                                  0          0           0            0
Fredric E. Steck                                   0          0           0            0
Robert K. Steel                                    0          0           0            0
Jean-Michel Steg                  France           0          0           0            0
Stuart L. Sternberg                                0          0           0            0
Joseph P. Stevens                                  0          0           0            0
Raymond S. Stolz                                   0          0           0            0
Steven H. Strongin                                 0          0           0            0
Timothy T. Storey                 Canada           0          0           0            0
Andrew J. Stuart                 Australia         0          0           0            0
Nobumichi Sugiyama                 Japan           0          0           0            0
Christopher P. Sullivan         USA/Ireland        0          0           0            0
Patrick Sullivan                                   0          0           0            0
Johannes R. Sulzberger            Austria          0          0           0            0
Hsueh J. Sung                     Taiwan           0          0           0            0
George M. Suspanic                 Spain           0          0           0            0
Richard J. Sussman                                 0          0           0            0
Peter D. Sutherland S.C.          Ireland          0          0           0            0
Watanan Suthiwartnarueput        Thailand          0          0           0            0
Gary J. Sveva                                      0          0           0            0
Eric S. Swanson                                    0          0           0            0
Andrew M. Swinburne                 UK             0          0           0            0
Gene T. Sykes                                      0          0           0            0
Shahriar Tadjbakhsh                                0          0           0            0
Ronald K. Tanemura                UK/USA           0          0           0            0
Caroline H. Taylor                  UK             0          0           0            0
John H. Taylor                                     0          0           0            0
Robert E. Taylor                                   0          0           0            0
Greg W. Tebbe                                      0          0           0            0
David H. Tenney                                    0          0           0            0
Kiyotaka Teranishi                 Japan           0          0           0            0
Mark R. Tercek                                     0          0           0            0
Donald F. Textor                                   0          0           0            0
John A. Thain                                      0          0           0            0
Darren S. Thompson                                 0          0           0            0
John L. Thornton                                   0          0           0            0
Timothy J. Throsby               Australia         0          0           0            0
Rory T. Tobin                     Ireland          0          0           0            0
Daisuke Toki                       Japan           0          0           0            0
Gary S. Tolchin                                    0          0           0            0
Peter K. Tomozawa                                  0          0           0            0
Massimo Tononi                     Italy           0          0           0            0
Brian J. Toolan                                    0          0           0            0
John R. Tormondsen                                 0          0           0            0
Leslie C. Tortora                                  0          0           0            0
John L. Townsend III                               0          0           0            0
Mark J. Tracey                      UK             0          0           0            0
Lawrence F. Trainor                                0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Stephen S. Trevor                                  0          0           0            0
Byron D. Trott                                     0          0           0            0
Michael A. Troy                                    0          0           0            0
Daniel Truell                       UK             0          0           0            0
Donald J. Truesdale                                0          0           0            0
Robert B. Tudor III                                0          0           0            0
Thomas E. Tuft                                     0          0           0            0
John Tumilty                        UK             0          0           0            0
Barry S. Turkanis                                  0          0           0            0
Malcolm B. Turnbull              Australia        554         0          554           0
Christopher H. Turner                              0          0           0            0
Gareth N. Turner                  Canada           0          0           0            0
Thomas B. Tyree, Jr.                               0          0           0            0
Harkanwar Uberoi                   India           0          0           0            0
Eiji Ueda                          Japan           0          0           0            0
Kaysie P. Uniacke                                  0          0           0            0
John E. Urban                                      0          0           0            0
Lucas van Praag                     UK             0          0           0            0
Hugo H. Van Vredenburch       The Netherlands      0          0           0            0
Frederick G. Van Zijl                              0          0           0            0
Lee G. Vance                                       0          0           0            0
Ashok Varadhan                                     0          0           0            0
Corrado P. Varoli                 Canada           0          0           0            0
George F. Varsam                                   0          0           0            0
John J. Vaske                                      0          0           0            0
David A. Viniar                                    0          0           0            0
Barry S. Volpert                                   0          0           0            0
Casper W. Von Koskull             Finland          0          0           0            0
Robert T. Wagner                                   0          0           0            0
George H. Walker IV                                0          0           0            0
Thomas B. Walker III                               0          0           0            0
Berent A. Wallendahl              Norway           0          0           0            0
David R. Walton                     UK             0          0           0            0
Hsueh-Ming Wang                                    0          0           0            0
Patrick J. Ward                                    0          0           0            0
Haruko Watanuki                    Japan           0          0           0            0
Jerry T. Wattenberg                                0          0           0            0
Edward F. Watts, Jr.                              40       150(9)         40         150(9)
David M. Weil                                      0          0           0            0
Frank Weinberg III                                 0          0           0            0
John S. Weinberg                                   0          0           0            0
Peter A. Weinberg                                  0          0           0            0
Helge Weiner-Trapness             Sweden           0          0           0            0
Gregg S. Weinstein                                 0          0           0            0
Scott R. Weinstein                                 0          0           0            0
Mark S. Weiss                                      0          0           0            0
George W. Wellde, Jr.                              0          0           0            0
Martin M. Werner                  Mexico           0          0           0            0
Lance N. West                                      0          0           0            0
Matthew Westerman                   UK             0          0           0            0

----------
(9)   Shared with family members.

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Peter Wheeler                       UK             0          0           0            0
Barbara A. White                                   0          0           0            0
A. Carver Wickman                                  0          0           0            0
C. Howard Wietschner                               0          0           0            0
Susan A. Willetts                                  0          0           0            0
Anthony G. Williams                 UK             0          0           0            0
Christopher G. Williams             UK             0          0           0            0
Gary W. Williams                                   0          0           0            0
Thomas F. Williams                                 0          0           0            0
Todd A. Williams                                   0          0           0            0
John S. Willian                                    0          0           0            0
Kenneth W. Willman                                 0          0           0            0
Keith R. Wills                      UK             0          0           0            0
Kevin D. Willsey                                   0          0           0            0
Andrew F. Wilson                New Zealand        0          0           0            0
Kendrick R. Wilson III                             0          0           0            0
Kurt D. Winkelmann                                 0          0           0            0
Jon Winkelried                                     0          0           0            0
Steven J. Wisch                                    0          0           0            0
Michael S. Wishart                                 0          0           0            0
Richard E. Witten                                  0          0           0            0
William H. Wolf, Jr.                               0          0           0            0
Melinda B. Wolfe                                   0          0           0            0
Tracy R. Wolstencroft                              0          0           0            0
Zi Wang Xu                     Canada/China        0          0           0            0
                                   (PRC)
Richard A. Yacenda                                 0          0           0            0
Tetsufumi Yamakawa                 Japan           0          0           0            0
Yasuyo Yamazaki                    Japan           0          0           0            0
Anne Yang                                          0          0           0            0
Xiang-Dong Yang                 China (PRC)        0          0           0            0
Danny O. Yee                                       0          0           0            0
Jaime E. Yordan                                    0          0           0            0
W. Thomas York, Jr.                                0          0           0            0
Wassim G. Younan                  Lebanon          0          0           0            0
Paul M. Young                                      0          0           0            0
Richard M. Young                                   0          0           0            0
Bryant M. Yunker, Jr.                              0          0           0            0
Jeffrey J. Zajkowski                               0          0           0            0
Michael J. Zamkow                                  0        60(10)        0           60(10)
Paolo Zannoni                      Italy           0          0           0            0
Yoel Zaoui                        France           0          0           0            0
Gregory Zenna                                      0          0           0            0
Gregory H. Zehner                                  0          0           0            0
Jide J. Zeitlin                                    0          0           0            0
Alphonse Zenna                                     0          0           0            0
Joan H. Zief                                       0          0           0            0
Joseph R. Zimmel                                   0          0           0            0
James P. Ziperski                                  0          0           0            0

----------
(10)  Shared with family members.

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Citizenship      Sole      Shared        Sole        Shared
                              (United States    Voting     Voting    Dispositive  Dispositive
                                  unless       Power of   Power of     Power of     Power of
           ITEM 1                otherwise     Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Barry L. Zubrow                                    0          0           0            0
Mark A. Zurack                                     0          0           0            0

Shares held by 98 private           N/A            0      1,924,791       0       1,924,791
charitable foundations
established by 98 Covered
Persons each of whom is a
co-trustee of one or more
of such private charitable
foundations(6)

----------
(6) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Place of         Sole      Shared        Sole        Shared
                               Organization     Voting     Voting    Dispositive  Dispositive
                                (New York      Power of   Power of     Power of     Power of
           ITEM 1            unless otherwise  Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Trusts
------
120 Broadway Partners              New Jersey        0           0           0          0
2000 Carlos A. Cordeiro
   Grantor Retained Annuity
   Trust                                             0           0           0          0
2000 Danny O. Yee Grantor
   Retained Annuity Trust                            0           0           0          0
2001 Danny O. Yee Grantor
   Retained Annuity Trust                            0           0           0          0
2000 Douglas W. Kimmelman
   Grantor Retained Annuity
   Trust                                             0           0           0          0
2001 Douglas W. Kimmelman
   Grantor Retained Annuity
   Trust                                             0           0           0          0
2000 Girish V. Reddy Grantor
   Retained Annuity Trust                            0           0           0          0
2001 Girish V. Reddy Grantor
   Retained Annuity Trust                            0           0           0          0
2000 James M. Sheridan Grantor
   Retained Annuity Trust                            0           0           0          0
2001 James M. Sheridan Grantor
   Retained Annuity Trust                            0           0           0          0
2000 John A. Thain Grantor
   Retained Annuity Trust                            0           0           0          0
2001 John A. Thain Grantor
   Retained Annuity Trust                            0           0           0          0
2000 Kipp M. Nelson Grantor
   Retained Annuity Trust                            0           0           0          0
2000 Mary Ann Casati Grantor
   Retained Annuity Trust                            0           0           0          0
2001 Mary Ann Casati Grantor
   Retained Annuity Trust                            0           0           0          0
2000 Michael E. Novogratz
   Grantor Retained Annuity
   Trust                                             0           0           0          0
2000 Scott S. Prince Grantor
   Retained Annuity Trust                            0           0           0          0
2001 Scott S. Prince Grantor
   Retained Annuity Trust                            0           0           0          0
The Abby Joseph Cohen 2000
   Annuity Trust I                                   0           0           0          0
The Abby Joseph Cohen 2000
   Family Trust                                      0           0           0          0
The Abby Joseph Cohen 2001
   Annuity Trust I                                   0           0           0          0
A.C. Trust                                           0           0           0          0
The Adina R. Lopatin 2000 Trust                      0           0           0          0
The Alexander H. Witten 2000
   Trust                                             0           0           0          0
The Alexander I. Berlinski 2000 Trust                0           0           0          0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Place of         Sole      Shared        Sole        Shared
                               Organization     Voting     Voting    Dispositive  Dispositive
                                (New York      Power of   Power of     Power of     Power of
           ITEM 1             unless otherwise Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
The Alexander Litzenberger
   2000 Grantor Retained
   Annuity Trust                                     0           0           0          0
The Alexander Litzenberger
   Remainder Trust                                   0           0           0          0
The Alexandra D. Steel 2000
   Trust                                             0           0           0          0
The Alexis Blood 2000 Trust                          0           0           0          0
The Alyssa Blood 2000 Trust                          0           0           0          0
The Amanda Liann Mead 2000
   Trust                                             0           0           0          0
Anahue Trust                         Jersey          0           0           0          0
Andrew L. Fippinger-Millennium
   Trust                                             0           0           0          0
The Andrew M Alper 2000
   Annuity Trust I                                   0           0           0          0
The Andrew M. Gordon 2000
   Family Trust                                      0           0           0          0
Ann F. Kaplan Two Year Trust
   Dated June 2000                                   0           0           0          0
The Anne R. Witten 2000 Trust                        0           0           0          0
The Anne Sullivan Wellde 2000
   Trust                                             0           0           0          0
The Anthony D. Lauto 2000
   Annuity Trust I                                   0           0           0          0
The Anthony D. Lauto 2000
   Family Trust                                      0           0           0          0
The Anthony D. Lauto 2001
   Annuity Trust I                                   0           0           0          0
The Arthur J. Reimers, III
   Defective Trust 2000           Connecticut        0           0           0          0
Arthur J. Reimers, III Grantor
   Retained Annuity Trust 2000    Connecticut        0           0           0          0
The Avi M. Nash 2000 Annuity
   Trust I                                           0           0           0          0
The Avi M. Nash 2000 Family
   Trust                                             0           0           0          0
The Bari Marissa Schwartz 2000
   Trust                                             0           0           0          0
Barry A. Kaplan 2000 Family
   Trust                                             0           0           0          0
Barry A. Kaplan 2000 GRAT                            0           0           0          0
The Barry L. Zubrow 2000
   Annuity Trust I                                   0           0           0          0
The Barry L. Zubrow 2000
   Family Trust                                      0           0           0          0
The Barry L. Zubrow 2001
   Annuity Trust I
The Benjamin H. Sherlund 2000
   Trust                                             0           0           0          0
The Benjamin Kraus 2000 Trust                        0           0           0          0
The Bradford C. Koenig 2001
   Annuity Trust I                                   0           0           0          0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                               Place of          Sole      Shared        Sole        Shared
                              Organization      Voting     Voting    Dispositive  Dispositive
                               (New York       Power of   Power of     Power of     Power of
           ITEM 1            unless otherwise  Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons    indicated)       Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
The Bradford C. Koenig 2001
   Family Trust                                      0           0           0          0
The Bradley Abelow Family 2000
   Trust                                             0           0           0          0
Brian Patrick Minehan 2001
   Trust                                             0           0           0          0
The Caceres Novogratz Family
   Trust                                             0           0           0          0
The Carlos A. Cordeiro Trust                         0           0           0          0
The Charlotte Steel 2000 Trust                       0           0           0          0
The Charlotte Textor 2000 Trust                      0           0           0          0
The Christopher A. Cole 2000
   Annuity Trust I                                   0           0           0          0
The Christopher A. Cole 2000
   Family Trust                                      0           0           0          0
The Christopher A. Cole 2001
   Annuity Trust I                                   0           0           0          0
The Christopher K. Norton 2000
   Family Trust                                      0           0           0          0
The Christopher Palmisano 2000
   Grantor Retained Annuity
   Trust                                             0           0           0          0
The Christopher Palmisano
   Remainder Trust                                   0           0           0          0
The Christopher Ryan Tortora
   2000 Trust                                        0           0           0          0
The Cody J Smith 2000 Annuity
   Trust I                                           0           0           0          0
The Cody J Smith 2000 Family
   Trust                                             0           0           0          0
The Cody J Smith 2001 Annuity
   Trust I
The Connie K. Duckworth 2000
   Annuity Trust I                                   0           0           0          0
The Connie K. Duckworth 2000
   Family Trust                                      0           0           0          0
The Constance A. Haydock 2000
   Trust                                             0           0           0          0
The Corzine Blind Trust                              0           0           0          0
The Daniel Alexander Schwartz
   2000 Trust                                        0           0           0          0
The Daniel M. Neidich 2000
   Annuity Trust I                                   0           0           0          0
The Daniel M. Neidich 2001
   Annuity Trust I
The Daniel W. Stanton 2000
   Annuity Trust I                                   0           0           0          0
The Daniel W. Stanton, II 2000
   Trust                                             0           0           0          0
The Danny O. Yee Trust                               0           0           0          0
The David B. Ford 2000 Annuity
   Trust DTD as of 6/16/2000      Pennsylvania       0           0           0          0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Place of         Sole      Shared        Sole        Shared
                               Organization     Voting     Voting    Dispositive  Dispositive
                                (New York      Power of   Power of     Power of     Power of
           ITEM 1             unless otherwise Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
The David B. Ford 2001 Annuity
   Trust DTD as of 3/26/2001      Pennsylvania       0           0           0          0
The David B. Heller 2000
   Annuity Trust I                                   0           0           0          0
The David B. Heller 2000
   Family Trust                                      0           0           0          0
The David G. Lambert 2000
   Annuity Trust I                                   0           0           0          0
The David G. Lambert 2000
   Family Trust                                      0           0           0          0
The David G. Lambert 2001
   Annuity Trust I                                   0           0           0          0
The David L. Henle 2000
   Annuity Trust I                                   0           0           0          0
The David L. Henle 2000 Family
   Trust                                             0           0           0          0
The David L. Henle 2001
   Annuity Trust I                                   0           0           0          0
The David M. Baum Family 2000
   Trust                           New Jersey        0           0           0          0
The David Viniar 2000 Annuity
   Trust I                                           0           0           0          0
The David Viniar 2001 Annuity
   Trust I                                           0           0           0          0
The David W. Blood 2000
   Annuity Trust I                                   0           0           0          0
The David W. Blood 2001
   Annuity Trust I                                   0           0           0          0
The Donald F. Textor 2000
   Annuity Trust I                                   0           0           0          0
The Donald F. Textor 2001
   Annuity Trust I                                   0           0           0          0
The Douglas W. Kimmelman Trust                       0           0           0          0
The E. Gerald Corrigan 2001
   Annuity Trust I                                   0           0           0          0
The Eaddy Adele Kiernan 2000
   Trust                                             0           0           0          0
The Edward C. Forst 2000
   Annuity Trust I                                   0           0           0          0
The Edward C. Forst 2000
   Family Trust                                      0           0           0          0
The Edward Scott Mead 2000
   Annuity Trust I                                   0           0           0          0
The Edward Scott Mead 2001
   Annuity Trust I                                   0           0           0          0
Eff Warren Martin 2000
   Children's Trust                California        0           0           0          0
Eff Warren Martin 2000 Grantor
   Retained Annuity Trust          California        0           0           0          0
Eff Warren Martin 2001 Grantor
   Retained Annuity Trust          California        0           0           0          0
The Elizabeth Anne Corrigan
   2000 Trust                                        0           0           0          0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Place of         Sole      Shared        Sole        Shared
                               Organization     Voting     Voting    Dispositive  Dispositive
                                (New York      Power of   Power of     Power of     Power of
           ITEM 1             unless otherwise Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
The Elizabeth H. Coulson 2000
   Trust                                             0           0           0          0
The Elizabeth L. Heller 2000
   Trust                                             0           0           0          0
The Elizabeth Lin Mead 2000
   Trust                                             0           0           0          0
The Elizabeth M. Stanton 2000
   Trust                                             0           0           0          0
The Elizabeth Steel 2000 Trust                       0           0           0          0
The Ellie Dorit Neustein 2000
   Trust                                             0           0           0          0
The Emily Austen Katz 2000
   Trust                                             0           0           0          0
The Emily Stecher 2000 Trust                         0           0           0          0
The Emma M.L. Mead 2000 Trust                        0           0           0          0
The Eric Fithian 2000 Trust                          0           0           0          0
The Erin Marie Tormondsen 2000
   Trust                                             0           0           0          0
The Esta Eiger Stecher 2000
   Annuity Trust I                                   0           0           0          0
The Esta Eiger Stecher 2001
   Annuity Trust I                                   0           0           0          0
The Francis J. Ingrassia 2000
   Annuity Trust I                                   0           0           0          0
The Francis J. Ingrassia 2000
   Family Trust                                      0           0           0          0
The Francis J. Ingrassia 2001
   Annuity Trust I                                   0           0           0          0
The Frank L. Coulson III 2000
   Trust                                             0           0           0          0
The Fredric E. Steck 2000
   Annuity Trust I                                   0           0           0          0
The Fredric E. Steck 2000
   Family Trust                                      0           0           0          0
The Fredric E. Steck 2001
   Annuity Trust I                                   0           0           0          0
Gary D. Cohn 2000 Family Trust                       0           0           0          0
Gary D. Cohn 2000 GRAT                               0           0           0          0
The Gary Tolchin 2001 Grantor
   Retained Annuity Trust          New Jersey        0           0           0          0
The Gary Tolchin 2001 Family
   Trust                           New Jersey        0           0           0          0
The Gene Tiger Sykes 2001
   Annuity Trust I                                   0           0           0          0
The Gene Tiger Sykes 2001
   Family Trust                                      0           0           0          0
The Geoffrey T. Grant 2000
   Family Trust                                      0           0           0          0
The George H. Walker 2000
   Annuity Trust I                                   0           0           0          0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Place of         Sole      Shared        Sole        Shared
                               Organization     Voting     Voting    Dispositive  Dispositive
                                (New York      Power of   Power of     Power of     Power of
           ITEM 1             unless otherwise Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
The George H. Walker 2000
   Family Trust                                      0           0           0          0
The George H. Walker 2001
   Annuity Trust I                                   0           0           0          0
The George W. Wellde, Jr. 2000
   Annuity Trust I                                   0           0           0          0
The George W. Wellde, Jr. 2001
   Annuity Trust I                                   0           0           0          0
The George William Wellde, III
   2000 Trust                                        0           0           0          0
Ghez 2000 GRAT                                       0           0           0          0
Ghez 2000 Non-GST-Exempt Trust                       0           0           0          0
The Girish V. Reddy Trust                            0           0           0          0
The Goldenberg 2000 Annuity
   Trust I                                           0           0           0          0
The Goldenberg 2000 Family
   Trust                                             0           0           0          0
The Greg M. Ostroff 2000
   Annuity Trust I                                   0           0           0          0
The Greg M. Ostroff 2000
   Family Trust                                      0           0           0          0
The Gregory H. Zehner 2000
   Annuity Trust I                                   0           0           0          0
The Gregory H. Zehner 2000
   Family Trust                                      0           0           0          0
The Gregory K. Palm 2000
   Annuity Trust I                                   0           0           0          0
The Gregory K. Palm 2000
   Family Trust                                      0           0           0          0
The Gregory K. Palm 2001
   Annuity Trust I                                   0           0           0          0
The Guapulo Trust                    Jersey          0           0           0          0
The Howard A. Silverstein 2000
   Annuity Trust I                                   0           0           0          0
The Howard A. Silverstein 2000
   Family Trust                                      0           0           0          0
The Howard B. Schiller 2000
   Annuity Trust I                                   0           0           0          0
The Howard B. Schiller 2001
   Annuity Trust I                                   0           0           0          0
The Isabelle M.L. Mead 2000
   Trust                                             0           0           0          0
The J. David Rogers 2000
   Annuity Trust I                                   0           0           0          0
The J. David Rogers 2001
   Annuity Trust I                                   0           0           0          0
The James Alexander Mead 2000
   Trust                                             0           0           0          0
The James M. Sheridan Trust                          0           0           0          0
The James Nicholas Katz 2000
   Trust                                             0           0           0          0
James P. Riley, Jr. 2000
   Family Trust                                      0           0           0          0
James P. Riley, Jr. 2000 GRAT                        0           0           0          0
James P. Riley, Jr. 2001 GRAT                        0           0           0          0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Place of         Sole      Shared        Sole        Shared
                               Organization     Voting     Voting    Dispositive  Dispositive
                                (New York      Power of   Power of     Power of     Power of
           ITEM 1             unless otherwise Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
The Jason Kraus 2000 Trust             UK            0           0           0          0
The Jason William Tortora 2000
   Trust                                             0           0           0          0
The Jeffrey D. Witten 2000
   Trust                                             0           0           0          0
The Jennifer Lauren Alper 2000
   Trust                                             0           0           0          0
JG 2000 Trust                                        0           0           0          0
JG 2000 Trust (continuing
   trust)                                            0           0           0          0
JG 2001 GRAT                                         0           0           0          0
The John A. Thain Trust                              0           0           0          0
The John J. Powers 2000 Family
   Trust                                             0           0           0          0
The John L. Townsend, III 2000
   Annuity Trust I                                   0           0           0          0
The John L. Townsend, III 2001
   Annuity Trust I                                   0           0           0          0
The John Minio 2001 Grantor
   Retained Annuity Trust          New Jersey        0           0           0          0
The John Minio 2001 Family
   Trust                           New Jersey        0           0           0          0
The John O. Downing 2000
   Annuity Trust I                                   0           0           0          0
The John O. Downing 2000
   Family Trust                                      0           0           0          0
The John O. Downing 2001
   Annuity Trust I                                   0           0           0          0
The John P. Curtin, Jr. 2000
   Annuity Trust I                                   0           0           0          0
The John P. Curtin, Jr. 2000
   Family Trust                                      0           0           0          0
The John R. Tormondsen 2000
   Annuity Trust I                                   0           0           0          0
The John R. Tormondsen, Jr.
   2000 Trust                                        0           0           0          0
The John S. Weinberg 2000
   Annuity Trust I                                   0           0           0          0
The John S. Weinberg 2000
   Family Trust                                      0           0           0          0
The Jonathan G. Neidich 2000
   Trust                                             0           0           0          0
The Jonathan M. Lopatin 2000
   Annuity Trust I                                   0           0           0          0
The Jonathan M. Lopatin 2001
   Annuity Trust I                                   0           0           0          0
The Jordan Viniar 2000 Trust                         0           0           0          0
The Joseph Della Rosa 2000
   Annuity Trust I                                   0           0           0          0
The Joseph Della Rosa 2000
   Family Trust                                      0           0           0          0
The Joseph Della Rosa 2001
   Annuity Trust I                                   0           0           0          0
The Joseph H. Gleberman 2000
   Annuity Trust I                                   0           0           0          0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Place of         Sole      Shared        Sole        Shared
                               Organization     Voting     Voting    Dispositive  Dispositive
                                (New York      Power of   Power of     Power of     Power of
           ITEM 1             unless otherwise Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
The Joseph H. Gleberman 2000
   Family Trust                                      0           0           0          0
The Karen Barlow Corrigan 2000
   Trust                                             0           0           0          0
The Karen Rebecca Alper 2000
   Trust                                             0           0           0          0
The Karsten Moller & Barbara
   Kahn-Moller Trust                 Jersey          0           0           0          0
The Katherine A.M. Stanton
   2000 Trust                                        0           0           0          0
The Katheryn C. Coulson 2000
   Trust                                             0           0           0          0
The Kathryn Margaret Wellde
   2000 Trust                                        0           0           0          0
The Kelsey Fithian 2000 Trust                        0           0           0          0
The Kenneth Litzenberger 2000
   Grantor Retained Annuity
   Trust                                             0           0           0          0
The Kenneth Litzenberger
   Remainder Trust                                   0           0           0          0
The Kevin W. Kennedy 2000
   Annuity Trust I                                   0           0           0          0
The Kevin W. Kennedy 2000
   Family Trust                                      0           0           0          0
The Kevin W. Kennedy 2001
   Annuity Trust I                                   0           0           0          0
The Kevin W. Kennedy 2001
   Siblings Trust                                    0           0           0          0
The Kimberly Lynn Macaione
   2000 Trust                                        0           0           0          0
The Kimberly R. Textor 2000
   Trust                                             0           0           0          0
The Kipp M. Nelson Trust                             0           0           0          0
The Kyle F. Textor 2000 Trust                        0           0           0          0
The Lauren Schiller 2000 Trust                       0           0           0          0
The Lawrence R. Buchalter 2000
   Annuity Trust I                                   0           0           0          0
The Lawrence R. Buchalter 2000
   Family Trust                                      0           0           0          0
The Lee G. Vance 2000 Annuity
   Trust I                                           0           0           0          0
The Lee G. Vance 2000 Family
   Trust                                             0           0           0          0
The Lee G. Vance 2001 Annuity
   Trust I                                           0           0           0          0
The Leslie C. Tortora 2000
   Annuity Trust I                                   0           0           0          0
The Leslie C. Tortora 2001
   Annuity Trust I                                   0           0           0          0
Lloyd C. Blankfein 2000 Family
   Trust                                             0           0           0          0
Lloyd C. Blankfein 2000 GRAT                         0           0           0          0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Place of         Sole      Shared        Sole        Shared
                               Organization     Voting     Voting    Dispositive  Dispositive
                                (New York      Power of   Power of     Power of     Power of
           ITEM 1             unless otherwise Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
The Louise Rice Townsend 2000
   Trust                                             0           0           0          0
M. Roch Hillenbrand Trust
   f/b/o C. Justin Hillenbrand     New Jersey        0           0           0          0
M. Roch Hillenbrand Trust
   f/b/o Molly D. Hillenbrand      New Jersey        0           0           0          0
The Mallory G. Neidich 2000
   Trust                                             0           0           0          0
The Marc A. Spilker 2000
   Family Trust                                      0           0           0          0
The Mark A. Zurack 2000
   Annuity Trust I                                   0           0           0          0
The Mark A. Zurack 2000 Family
   Trust                                             0           0           0          0
The Mark A. Zurack 2000 Issue
   Trust                                             0           0           0          0
Mark Dehnert Living Trust           Illinois         0           0           0          0
The Mark Schwartz 2000 Annuity
   Trust I                                           0           0           0          0
The Mark Schwartz 2001 Annuity
   Trust I                                           0           0           0          0
The Mark Tercek 2000 Annuity
   Trust I                                           0           0           0          0
The Mark Tercek 2000 Family
   Trust                                             0           0           0          0
The Mark Tercek 2001 Annuity
   Trust I                                           0           0           0          0
Marks 2000                                           0           0           0          0
Marks 2000 (continuing trust)                        0           0           0          0
The Mary Agnes Reilly Kiernan
   2000 Trust                                        0           0           0          0
The Mary Ann Casati Trust                            0           0           0          0
The Matthew D. Rogers 2000
   Trust                                             0           0           0          0
The Maya Bettina Linden 2000
   Trust                                             0           0           0          0
Melissa Jane Minehan 2001 Trust                      0           0           0          0
The Merritt Moore Townsend
   2000 Trust                                        0           0           0          0
The Mesdag Family Trust             Delaware         0           0           0          0
The Michael A. Price 2000
   Annuity Trust I                                   0           0           0          0
The Michael A. Price 2000
   Family Trust                                      0           0           0          0
The Michael D. Ryan 2000
   Annuity Trust I                                   0           0           0          0
The Michael D. Ryan 2000
   Family Trust                                      0           0           0          0
The Michael J. Zamkow 2000
   Annuity Trust I                                   0           0           0          0
The Michael J. Zamkow 2000
   Family Trust                                      0           0           0          0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Place of         Sole      Shared        Sole        Shared
                               Organization     Voting     Voting    Dispositive  Dispositive
                                (New York      Power of   Power of     Power of     Power of
           ITEM 1             unless otherwise Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
The Michael J. Zamkow 2001
   Annuity Trust I                                   0           0           0          0
The Michael Stecher 2000 Trust                       0           0           0          0
The Milton R. Berlinski 2000
   Annuity Trust I                                   0           0           0          0
The Milton R. Berlinski 2001
   Annuity Trust I                                   0           0           0          0
The Mossavar-Rahmani 2000
   Annuity Trust I                                   0           0           0          0
The Mossavar-Rahmani 2000
   Family Trust                                      0           0           0          0
Murphy 2000                                          0           0           0          0
Murphy 2000 (continuing trust)                       0           0           0          0
Murphy 2001 GRAT                                     0           0           0          0
The Natalie Cailyn Rogers 2000
   Trust                                             0           0           0          0
The Nicole Schiller 2000 Trust                       0           0           0          0
The Nina B. Haydock 2000 Trust                       0           0           0          0
The Patrick Scire 2001 Grantor
   Retained Annuity Trust          New Jersey        0           0           0          0
The Patrick Scire 2001 Family
   Trust                           New Jersey        0           0           0          0
The Peter C. Gerhard 2000
   Annuity Trust I                                   0           0           0          0
The Peter C. Gerhard 2000
   Family Trust                                      0           0           0          0
The Peter D. Kiernan, III 2000
   Annuity Trust I                                   0           0           0          0
The Peter Kiernan IV 2000 Trust                      0           0           0          0
The Peter D. Kiernan, III 2001
   Annuity Trust I                                   0           0           0          0
The Peter S. Kraus 2000
   Annuity Trust I                                   0           0           0          0
The Peter S. Kraus 2001
   Annuity Trust I                                   0           0           0          0
The Philip D. Murphy 2000
   Annuity Trust I                                   0           0           0          0
The Philip D. Murphy 2000
   Family Trust                                      0           0           0          0
The Philip Darivoff 2000
   Annuity Trust I                                   0           0           0          0
The Philip Darivoff 2001
   Annuity Trust I                                   0           0           0          0
The Rachel M. Darivoff 2000
   Trust                                             0           0           0          0
The Ralph F. Rosenberg 2000
   Annuity Trust I                                   0           0           0          0
The Ralph F. Rosenberg 2000
   Family Trust                                      0           0           0          0
The Ralph F. Rosenberg 2001
   Annuity Trust I                                   0           0           0          0
Randal M. Fippinger-Millennium
   Trust                                             0           0           0          0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Place of         Sole      Shared        Sole        Shared
                               Organization     Voting     Voting    Dispositive  Dispositive
                                (New York      Power of   Power of     Power of     Power of
           ITEM 1             unless otherwise Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
The Randolph L. Cowen 2000
   Family Trust                                      0           0           0          0
Rayas Trust                          Jersey          0           0           0          0
The Rebecca Viniar 2000 Trust                        0           0           0          0
The Richard A. Friedman 2000
   Annuity Trust I                                   0           0           0          0
The Richard A. Friedman 2000
   Family Trust                                      0           0           0          0
The Richard A. Sapp 2000
   Annuity Trust I                                   0           0           0          0
The Richard A. Sapp 2000
   Family Trust                                      0           0           0          0
The Richard E. Witten 2000
   Annuity Trust I                                   0           0           0          0
The Richard E. Witten 2001
   Annuity Trust I                                   0           0           0          0
The Richard G. Sherlund 2000
   Annuity Trust I                                   0           0           0          0
The Richard G. Sherlund 2001
   Annuity Trust I                                   0           0           0          0
The Richard Hogan 2001 Grantor
   Retained Annuity Trust                            0           0           0          0
The Richard Hogan 2001 Family
   Trust                                             0           0           0          0
Robert A. Fippinger,
   Jr.-Millennium Trust                              0           0           0          0
The Robert B. Litterman 2000
   Annuity Trust I                                   0           0           0          0
The Robert B. Litterman 2000
   Family Trust                                      0           0           0          0
The Robert B. Morris III 2000
   Annuity Trust I                                   0           0           0          0
The Robert J. Hurst 2000
   Annuity Trust I                                   0           0           0          0
The Robert J. Hurst 2000
   Family Trust                                      0           0           0          0
The Robert J. Hurst 2001
   Annuity Trust I                                   0           0           0          0
The Robert J. Katz 2000
   Annuity Trust I                                   0           0           0          0
The Robert J. Katz 2001
   Annuity Trust I                                   0           0           0          0
The Robert J. O'Shea 2000
   Annuity Trust I                                   0           0           0          0
The Robert J. O'Shea 2000
   Family Trust                                      0           0           0          0
The Robert J. Pace 2000
   Annuity Trust I                                   0           0           0          0
The Robert J. Pace 2000 Family
   Trust                                             0           0           0          0
The Robert J. Pace 2001
   Annuity Trust I                                   0           0           0          0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Place of         Sole      Shared        Sole        Shared
                               Organization     Voting     Voting    Dispositive  Dispositive
                                (New York      Power of   Power of     Power of     Power of
           ITEM 1             unless otherwise Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
The Robert K. Steel 2000
   Annuity Trust I                                   0           0           0          0
The Robert K. Steel 2001
   Annuity Trust I                                   0           0           0          0
The Robin Neustein 2000
   Annuity Trust I                                   0           0           0          0
The Robin Neustein 2001
   Annuity Trust I                                   0           0           0          0
The Samantha Schiller 2000
   Trust                                             0           0           0          0
The Sarah B. Lopatin 2000 Trust                      0           0           0          0
The Sarah Delacy Kiernan 2000
   Trust                                             0           0           0          0
The Sarah M. Darivoff 2000
   Trust                                             0           0           0          0
The Sarah Rose Berlinski 2000
   Trust                                             0           0           0          0
The Scott B. Kapnick 2000
   Annuity Trust I                                   0           0           0          0
The Scott B. Kapnick 2000
   Family Trust                                      0           0           0          0
Scott M. Pinkus 2000 Family
   Trust                           New Jersey        0           0           0          0
Scott M. Pinkus 2000 GRAT          New Jersey        0           0           0          0
The Scott S. Prince Trust                            0           0           0          0
The Sharmin Mossavar-Rahmani
   2001 Annuity Trust I                              0           0           0          0
The Stephen M. Neidich 2000
   Trust                                             0           0           0          0
The Steven J. Wisch 2001
   Annuity Trust I                                   0           0           0          0
The Steven J. Wisch 2001
   Family Trust                                      0           0           0          0
The Steven M. Heller, Jr. 2000
   Trust                                             0           0           0          0
The Steven T. Mnuchin 2000
   Annuity Trust I                                   0           0           0          0
The Steven T. Mnuchin 2000
   Family Trust                                      0           0           0          0
The Steven T. Mnuchin 2001
   Annuity Trust I                                   0           0           0          0
The Steven Starker 2001
   Grantor Retained Annuity
   Trust                                             0           0           0          0
The Steven Starker 2001 Family
   Trust                                             0           0           0          0
The Stuart Mark Rothenberg
   2000 Annuity Trust I                              0           0           0          0
The Stuart Mark Rothenberg
   2000 Family Trust                                 0           0           0          0
The Stuart Mark Rothenberg
   2001 Annuity Trust I                              0           0           0          0
The Stuart Sternberg 2001
   Grantor Retained Annuity
   Trust                                             0           0           0          0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Place of         Sole      Shared        Sole        Shared
                               Organization     Voting     Voting    Dispositive  Dispositive
                                (New York      Power of   Power of     Power of     Power of
           ITEM 1             unless otherwise Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
The Stuart Sternberg 2001
   Family Trust                                      0           0           0          0
The Terence M. O' Toole 2000
   Annuity Trust I                                   0           0           0          0
The Terence M. O' Toole 2000
   Family Trust                                      0           0           0          0
The Tess Augusta Linden 2000
   Trust                                             0           0           0          0
The Thomas J. Healey 2001
   Annuity Trust                   New Jersey        0           0           0          0
The Thomas K. Montag 2000
   Annuity Trust I                                   0           0           0          0
The Thomas K. Montag 2000
   Family Trust                                      0           0           0          0
The Thomas K. Montag 2001
   Annuity Trust I                                   0           0           0          0
The Tracy Richard Wolstencroft
   2000 Annuity Trust I                              0           0           0          0
The Tracy Richard Wolstencroft
   2000 Family Trust                                 0           0           0          0
Trust for the benefit of David
   Ford, Jr. under Indenture
   of Trust B of David B. Ford
   dated 6/16/00                  Pennsylvania       0           0           0          0
Trust for the benefit of Jamie
   Ford under Indenture of
   Trust B of David B. Ford
   dated as of 6/16/00            Pennsylvania       0           0           0          0
Trust for the benefit of Megan
   H. Hagerty u/a DTD 3/26/01      New Jersey        0           0           0          0
Trust for the benefit of
   Thomas Jeremiah Healey u/a
   DTD 3/26/01                     New Jersey        0           0           0          0
Trust u/w James Kellogg III        New Jersey        0           0           0          0
The Unicorn Trust                      UK            0           0           0          0
Vyrona Trust                         Jersey          0           0           0          0
The Walter H. Haydock 2000
   Annuity Trust I                                   0           0           0          0
The Walter H. Haydock, Jr.
   2000 Trust                                        0           0           0          0
The Walter H. Haydock 2001
   Annuity Trust I                                   0           0           0          0
The William C. Sherlund 2000
   Trust                                             0           0           0          0
The William Keith Litzenberger
   2000 Grantor Retained
   Annuity Trust                                     0           0           0          0
The William Keith Litzenberger
   Remainder Trust                                   0           0           0          0
The Zachariah Cobrinik 2000
   Annuity Trust I                                   0           0           0          0
The Zachariah Cobrinik Family
   2000 Trust                                        0           0           0          0

                                  ITEM 6        ITEM 7     ITEM 8       ITEM 9      ITEM 10
                                Place of         Sole      Shared        Sole        Shared
                               Organization     Voting     Voting    Dispositive  Dispositive
                                (New York      Power of   Power of     Power of     Power of
           ITEM 1             unless otherwise Uncovered  Uncovered   Uncovered    Uncovered
 Names of Reporting Persons     indicated)      Shares      Shares      Shares       Shares
---------------------------   --------------   ---------  ---------  -----------  ------------
Partnerships
------------
ALS Investment Partners, L.P.       Delaware         0           0           0          0
Beech Associates, L.P.              Delaware         0           0           0          0
Bermuda Partners, L.P.              Delaware         0           0           0          0
Crestley, L.P.                      Delaware         0           0           0          0
Daniel G. Brennan Family
   Limited Partnership              Illinois         0           0           0          0
EPG Associates, L.P.                                 0           0           0          0
Greenley Partners, L.P.             Delaware         0           0           0          0
HEMPA Limited Partnership           Delaware         0           0           0          0
JSS Investment Partners, L.P.       Delaware         0           0           0          0
The Litzenberger Family
   Limited Partnership              Delaware         0           0           0          0
Mesdag Family Limited
   Partnership                      Delaware         0           0           0          0
Mijen Family Partnership            Illinois         0           0           0          0
Opatrny Investment Partners,
   L.P.                             Delaware         0           0           0          0
Rantz GS Investment Partners,
   L.P.                             Delaware         0           0           0          0
The Rizner Family Limited
   Partnership                      Illinois         0           0           0          0
Savitz Investment Partners,
   L.P.                             Delaware         0           0           0          0
Silverman Partners, L.P.            Delaware         0           0           0          0
Stone Gate GS Partners, L.P.        Delaware         0           0           0          0
Trott GS Investment Partners,
   L.P.                             Delaware         0           0           0          0
Tuft GS Investment Partners,
   L.P.                             Delaware         0           0           0          0
Windy Hill Investment Company
   II, L.P.                         Delaware         0           0           0          0
Winkelried Investment
   Partners, L.P.                   Delaware         0           0           0          0

Limited Liability Companies
---------------------------
The Fred Kambeitz Family LLC        Delaware         0           0           0          0
The Gary Tolchin Family LLC         Delaware         0           0           0          0
The George Varsam Family LLC        Delaware         0           0           0          0
The James Coufos Family LLC         Delaware         0           0           0          0
The John Minio Family LLC           Delaware         0           0           0          0
The Lawrence Trainor Family LLC     Delaware         0           0           0          0
The Lowell Millar Family LLC        Delaware         0           0           0          0
The Patrick Scire Family LLC        Delaware         0           0           0          0
The Raymond Murphy Family LLC       Delaware         0           0           0          0
The Rebecca Amitai Family LLC       Delaware         0           0           0          0
The Richard Hogan Family LLC        Delaware         0           0           0          0
The Stephen Levick Family LLC       Delaware         0           0           0          0
The Steven Starker Family LLC       Delaware         0           0           0          0
The Stuart Sternberg Family LLC     Delaware         0           0           0          0
The Thomas Gravina Family LLC       Delaware         0           0           0          0
The Thomas Williams Family LLC      Delaware         0           0           0          0

Corporations
------------
Anahue Limited                       Jersey          0           0           0          0
Guapulo Holdings Limited             Jersey          0           0           0          0
HJS2 Limited                     Cayman Islands      0           0           0          0
IAT Reinsurance Syndicate Ltd.      Bermuda          0           0           0          0
Majix Limited                        Jersey          0           0           0          0
Melalula Limited                     Jersey          0           0           0          0
RJG Holding Company              Cayman Islands      0           0           0          0
Robinelli Limited                    Jersey          0           0           0          0
Vyrona Holdings Limited              Jersey          0           0           0          0
Zurrah Limited                       Jersey          0           0           0          0

This Amendment No. 14 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 14 is being filed primarily because on March 26, 2001 certain Covered Persons transferred Covered Shares to estate planning vehicles, which became parties to the Shareholders' Agreement referred to in Item 2 below.

Item 1. Security and Issuer

      This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

Item 2. Identity and Background

      (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

      This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

      Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person solely for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South

Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

      (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration

      The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates, "SLK"); (iv) the former members of Benjamin Jacobson & Sons, LLC (the "Jacobson Covered Persons") acquired certain Covered Shares in exchange for their interests in Benjamin Jacobson & Sons, LLC ("Jacobson"); (v) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (vi) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vii) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

      Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

Item 4. Purpose of Transactions

      The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of SLK and through certain employee compensation, benefit or similar plans of GS Inc. The Jacobson Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Jacobson and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

      The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and former direct and indirect owners of Hull to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending May 25, 2001, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 8,829,972 shares for all Covered Persons). These sales commenced during the week of March 19, 2001. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

      Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

      Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

Item 5. Interest in Securities of the Issuer

      (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

      (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

      (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

      (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

      Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement" and, together with the SLK Member Agreement, the "Member Agreements"), between such Jacobson Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

      The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

      Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

      The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull, the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK and the Covered Shares acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson. Under these restrictions, each such PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

      Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons, on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

      On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

      The Shareholders' Committee and, in the case of the Hull Covered Persons, the board of directors have waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 8,829,972 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending May 25, 2001 under the Rule 144 Program described in Item 4 above and in Annex C hereto.

      In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

      In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

      Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

      The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

      The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

      Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

      The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

      Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

      Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

      In connection with the transfers to Estate Planning Covered Persons who are corporations, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

      In connection with GS Inc.'s acquisitions of SLK and Jacobson, each SLK Covered Person or Jacobson Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's or Jacobson Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

      In connection with the donation of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999 and December 22, 2000, GS Inc. entered into a Registration Rights Instrument and two substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the

Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

      Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

      GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

      In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

      Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

Item 7. Material to be Filed as Exhibits

    Exhibit                                        Description
    -------                                        -----------

      A.         Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to
                 Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the
                 "Initial Schedule 13D")).

      B.         Voting Agreement, dated as of April 30, 1999, by and among The
                 Goldman Sachs Group, Inc., The Trustees of the Estate of
                 Bernice Pauahi Bishop and Kamehameha Activities Association
                 (incorporated by reference to Exhibit B to the Initial Schedule 13D).

      C.         Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs
                 Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets,
                 Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

      D.         Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File
                 No. 333-74449) filed by The Goldman Sachs Group, Inc.).

      E.         Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No.
                 333-74449) filed by The Goldman Sachs Group, Inc.).

      F.         Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

      G.         Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed
                 December 17, 1999 (File No. 005-56295)).

      H.         Supplemental Registration Rights Instrument, dated as of December 10, 1999
                 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial
                 Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

      I.         Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                 2000 (File No. 005-56295)).

      J.         Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to
                 Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File
                 No. 005-56295)).

      K.         Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                 005-56295)).

      L.         Form of Counterpart to Shareholders' Agreement for non-U.S. corporations
                 (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      M.         Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
                 (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

    Exhibit                                        Description
    -------                                        -----------

      N.         Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D,
                 filed June 30, 2000 (File No. 005-56295)).

      O.         Form of Pledge Agreement for shareholders of non-U.S. corporations
                 (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      P.         Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the
                 Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      Q.         Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons
                 (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      R.         Supplemental Registration Rights Instrument, dated as of June 19, 2000
                 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      S.         Supplemental Registration Rights Instrument, dated as of July 31, 2000
                 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      T.         Underwriting Agreement (U.S. Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      U.         Underwriting Agreement (International Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      V.         Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      W.         Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No.
                 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

      X.         Power of Attorney.

      Y.         Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK
                 Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

      Z.         Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment
                 No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

    Exhibit                                        Description
    -------                                        -----------

      AA.        Supplemental Registration Rights Instrument, dated as of December 21, 2000
                 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial
                 Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

      BB.        Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person.

      CC.        Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each
                 Jacobson Covered Person.

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS

-----------------------------------------------------------------------------------------------
                                                               Convictions
                                                              or Violations      Beneficial
                                                              of Federal or     Ownership of
                                                                State Laws       the Common
                                                                within the      Stock of The
                              Business          Present         Last Five      Goldman Sachs
    Name      Citizenship      Address         Employment         Years         Group, Inc.
-----------------------------------------------------------------------------------------------
Steven M.         USA      85 Broad Street  Managing               None       Covered Person,
Bunson                     New York, NY     Director, The                     so ownership is
                           10004            Goldman Sachs                     as set forth in
                                            Group, Inc.                       or incorporated
                                                                              into Item 5
                                                                              above.
-----------------------------------------------------------------------------------------------
Russell E.        USA      85 Broad Street  Managing               None       Covered Person,
Makowsky                   New York, NY     Director, The                     so ownership is
                           10004            Goldman Sachs                     as set forth in
                                            Group, Inc.                       or incorporated
                                                                              into Item 5
                                                                              above.
-----------------------------------------------------------------------------------------------
Michael H.        UK       26 New Street,   Partner,               None       None
Richardson                 St. Helier,      Bedell Cristin
                           Jersey,
                           JE4 3RA
-----------------------------------------------------------------------------------------------
John D.           UK       Victoria Hall    Vice President/        None       None
Amaral                     11 Victoria St.  Account Manager,
                           Hamilton HM11    J&H Marsh &
                           Bermuda          McLennan
-----------------------------------------------------------------------------------------------
Marguerite        USA      120 Broadway     Vice President,        None       None
R. Gorman                  New York, NY     Spear, Leeds &
                           10271            Kellogg, L.P.
-----------------------------------------------------------------------------------------------
Richard D.        UK       41 Cedar Avenue  Partner,               None       None
Spurling                   Hamilton HM12    Appleby,
                           Bermuda          Spurling & Kempe
-----------------------------------------------------------------------------------------------

                                                                         ANNEX B

ITEMS 2(D) AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ending May 25, 2001, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above.

                ------------------------------------------------
                Covered Person                Number of Shares
                ------------------------------------------------
                Bradley I. Abelow                23,808
                ------------------------------------------------
                Paul M. Achleitner               50,000
                ------------------------------------------------
                Jonathan R. Aisbitt             124,123
                ------------------------------------------------
                Armen A. Avanessians             60,000
                ------------------------------------------------
                David Baum                       24,222
                ------------------------------------------------
                Frank A. Bednarz                  1,509
                ------------------------------------------------
                Ron E. Beller                    51,131
                ------------------------------------------------
                David W. Blood                   75,000
                ------------------------------------------------
                Peter L. Briger, Jr.             54,120
                ------------------------------------------------
                Richard J. Bronks                26,418
                ------------------------------------------------
                Lawrence R. Buchalter            40,000
                ------------------------------------------------
                Michael J. Carr                  31,210
                ------------------------------------------------
                Christopher J. Carrera           26,156
                ------------------------------------------------
                Mary Ann Casati                  11,000
                ------------------------------------------------
                Zachariah Cobrinik               41,891
                ------------------------------------------------
                Gary D. Cohn                     45,000
                ------------------------------------------------
                Christopher A. Cole              15,000
                ------------------------------------------------
                William Connell                   3,169
                ------------------------------------------------
                Carlos A. Cordeiro               81,671
                ------------------------------------------------
                Henry Cornell                    82,307
                ------------------------------------------------
                E. Gerald Corrigan               25,000
                ------------------------------------------------
                Frank L. Coulson, Jr.           101,497
                ------------------------------------------------
                Randolph L. Cowen                25,000
                ------------------------------------------------
                Timothy D. Dattels               49,615
                ------------------------------------------------
                Gavyn Davies                     50,000
                ------------------------------------------------
                David A. Dechman                 25,419
                ------------------------------------------------
                Joseph Della Rosa                50,000
                ------------------------------------------------
                Alexander C. Dibelius             8,250
                ------------------------------------------------
                John O. Downing                  70,000
                ------------------------------------------------
                Connie K. Duckworth              66,178
                ------------------------------------------------
                C. Steven Duncker                25,000
                ------------------------------------------------
                Glenn P. Earle                   48,337
                ------------------------------------------------
                Paul S. Efron                    26,119
                ------------------------------------------------
                Aubrey Ellis, Jr.                 2,000
                ------------------------------------------------
                Pieter Maarten Feenstra          27,557
                ------------------------------------------------
                Lawton W. Fitt                   60,000
                ------------------------------------------------
                David B. Ford                   102,344
                ------------------------------------------------
                Edward C. Forst                  10,000
                ------------------------------------------------
                Christopher G. French            17,554
                ------------------------------------------------
                Richard A. Friedman             149,183
                ------------------------------------------------
                Peter C. Gerhard                 79,252
                ------------------------------------------------
                Joseph H. Gleberman              95,804
                ------------------------------------------------
                Jacob D. Goldfield               84,656
                ------------------------------------------------
                Amy O. Goodfriend                29,732
                ------------------------------------------------
                Andrew M. Gordon                  6,000
                ------------------------------------------------
                Geoffrey T. Grant                44,819
                ------------------------------------------------

                ------------------------------------------------
                Covered Person                Number of Shares
                ------------------------------------------------
                Eric P. Grubman                  53,955
                ------------------------------------------------
                Joseph D. Gutman                 10,000
                ------------------------------------------------
                Robert S. Harrison               30,000
                ------------------------------------------------
                Thomas J. Healey                 58,869
                ------------------------------------------------
                David B. Heller                  15,000
                ------------------------------------------------
                Mary C. Henry                    48,730
                ------------------------------------------------
                M. Roch Hillenbrand              15,000
                ------------------------------------------------
                Jacquelyn M. Hoffman-Zehner      38,139
                ------------------------------------------------
                Robert J. Hurst                  20,000
                ------------------------------------------------
                Francis J. Ingrassia             57,834
                ------------------------------------------------
                Timothy J. Ingrassia             28,709
                ------------------------------------------------
                Reuben Jeffery III               98,469
                ------------------------------------------------
                Chansoo Joung                    20,000
                ------------------------------------------------
                Ann F. Kaplan                    85,519
                ------------------------------------------------
                Barry A. Kaplan                  36,462
                ------------------------------------------------
                Robert J. Katz                  100,000
                ------------------------------------------------
                Douglas W. Kimmelman              7,000
                ------------------------------------------------
                Bradford C. Koenig               52,961
                ------------------------------------------------
                Jonathan L. Kolatch              57,682
                ------------------------------------------------
                David G. Lambert                 36,474
                ------------------------------------------------
                Thomas D. Lasersohn              26,426
                ------------------------------------------------
                Anthony D. Lauto                 26,046
                ------------------------------------------------
                Matthew G. L'Heureux             20,000
                ------------------------------------------------
                Lawrence H. Linden               85,203
                ------------------------------------------------
                Robert Litterman                 52,910
                ------------------------------------------------
                Robert H. Litzenberger           16,009
                ------------------------------------------------
                Jonathan M. Lopatin              44,690
                ------------------------------------------------
                Michael R. Lynch                100,000
                ------------------------------------------------
                Arthur S. Margulis, Jr.          15,000
                ------------------------------------------------
                Ronald G. Marks                  44,351
                ------------------------------------------------
                Eff W. Martin                   105,771
                ------------------------------------------------
                John P. McNulty                 140,781
                ------------------------------------------------
                E. Scott Mead                    25,000
                ------------------------------------------------
                Masanori Mochida                125,073
                ------------------------------------------------
                Karsten N. Moller                50,149
                ------------------------------------------------
                Thomas K. Montag                 41,613
                ------------------------------------------------
                Robert B. Morris III             95,036
                ------------------------------------------------
                R. Scott Morris                   2,000
                ------------------------------------------------
                Sharmin Mossavar-Rahmani         60,000
                ------------------------------------------------
                Edward A. Mule                   65,000
                ------------------------------------------------
                Thomas S. Murphy, Jr.            13,855
                ------------------------------------------------
                Philip D. Murphy                 20,000
                ------------------------------------------------
                Avi M. Nash                      16,550
                ------------------------------------------------
                Daniel M. Neidich               108,371
                ------------------------------------------------
                Kipp M. Nelson                   51,631
                ------------------------------------------------
                Michael E. Novogratz             23,480
                ------------------------------------------------
                Terence J. O'Neill               87,068
                ------------------------------------------------
                Timothy J. O'Neill              102,546
                ------------------------------------------------
                Donald C. Opatrny, Jr.           75,000
                ------------------------------------------------
                Robert J. O'Shea                 81,739
                ------------------------------------------------
                Greg M. Ostroff                  18,713
                ------------------------------------------------
                Terence M. O'Toole               80,000
                ------------------------------------------------
                Robert J. Pace                   19,445
                ------------------------------------------------
                Scott M. Pinkus                  84,989
                ------------------------------------------------

                ------------------------------------------------
                Covered Person                Number of Shares
                ------------------------------------------------
                Timothy C. Plaut                 57,739
                ------------------------------------------------
                John J. Powers                   50,000
                ------------------------------------------------
                Michael A. Price                 25,858
                ------------------------------------------------
                Scott Prince                     21,835
                ------------------------------------------------
                Stephen D. Quinn                 50,000
                ------------------------------------------------
                Michael G. Rantz                 50,366
                ------------------------------------------------
                Girish V. Reddy                  24,488
                ------------------------------------------------
                James P. Riley, Jr.              92,244
                ------------------------------------------------
                Simon M. Robertson               50,000
                ------------------------------------------------
                J. David Rogers                  99,980
                ------------------------------------------------
                Emmanuel Roman                   26,808
                ------------------------------------------------
                Ralph Rosenberg                  20,058
                ------------------------------------------------
                Stuart M. Rothenberg             30,000
                ------------------------------------------------
                Michael S. Rubinoff              25,789
                ------------------------------------------------
                Richard M. Ruzika                25,358
                ------------------------------------------------
                Jeri Lynn Ryan                   14,841
                ------------------------------------------------
                John C. Ryan                     29,000
                ------------------------------------------------
                Michael D. Ryan                  15,000
                ------------------------------------------------
                Richard A. Sapp                 100,000
                ------------------------------------------------
                Joseph Sassoon                   82,996
                ------------------------------------------------
                Tsutomu Sato                     33,036
                ------------------------------------------------
                Muneer A. Satter                 45,920
                ------------------------------------------------
                Jonathan S. Savitz               15,152
                ------------------------------------------------
                Peter Savitz                     41,949
                ------------------------------------------------
                Howard B. Schiller               29,600
                ------------------------------------------------
                Eric S. Schwartz                 89,799
                ------------------------------------------------
                Charles B. Seelig, Jr.           50,000
                ------------------------------------------------
                Steven M. Shafran                38,055
                ------------------------------------------------
                James M. Sheridan                30,000
                ------------------------------------------------
                Richard G. Sherlund              59,322
                ------------------------------------------------
                Michael S. Sherwood              18,300
                ------------------------------------------------
                Dinakar Singh                    25,982
                ------------------------------------------------
                Christian J. Siva-Jothy          25,922
                ------------------------------------------------
                Cody J Smith                     59,500
                ------------------------------------------------
                Jonathan S. Sobel                25,753
                ------------------------------------------------
                Marc A. Spilker                  47,356
                ------------------------------------------------
                Daniel W. Stanton                50,000
                ------------------------------------------------
                Esta E. Stecher                  59,887
                ------------------------------------------------
                Cathrine S. Steck                12,000
                ------------------------------------------------
                Fredric E. Steck                 10,000
                ------------------------------------------------
                Robert K. Steel                 150,000
                ------------------------------------------------
                Gene T. Sykes                    50,000
                ------------------------------------------------
                Mark R. Tercek                   42,706
                ------------------------------------------------
                Donald F. Textor                 54,122
                ------------------------------------------------
                John R. Tormondsen               39,000
                ------------------------------------------------
                Leslie C. Tortora                98,630
                ------------------------------------------------
                John L. Townsend III             50,000
                ------------------------------------------------
                Byron D. Trott                   27,500
                ------------------------------------------------
                Thomas E. Tuft                   50,000
                ------------------------------------------------
                John E. Urban                    25,763
                ------------------------------------------------
                Lee G. Vance                     61,300
                ------------------------------------------------
                David A. Viniar                 100,000
                ------------------------------------------------
                George H. Walker IV              23,902
                ------------------------------------------------
                Patrick J. Ward                 157,399
                ------------------------------------------------

                ------------------------------------------------
                Covered Person                Number of Shares
                ------------------------------------------------
                George W. Wellde, Jr.            50,000
                ------------------------------------------------
                Anthony G. Williams              90,457
                ------------------------------------------------
                Gary W. Williams                 75,000
                ------------------------------------------------
                Steven J. Wisch                   5,000
                ------------------------------------------------
                Richard E. Witten               107,358
                ------------------------------------------------
                Tracy R. Wolstencroft            50,000
                ------------------------------------------------
                Yasuyo Yamazaki                  30,729
                ------------------------------------------------
                Danny O. Yee                     55,630
                ------------------------------------------------
                Michael J. Zamkow                63,092
                ------------------------------------------------
                Gregory H. Zehner                39,388
                ------------------------------------------------
                Joseph R. Zimmel                117,491
                ------------------------------------------------
                Barry L. Zubrow                  50,000
                ------------------------------------------------
                Mark A. Zurack                   47,364
                ------------------------------------------------

                ------------------------------------------------
                Trusts
                ------------------------------------------------
                The Guapulo Trust                 1,874
                ------------------------------------------------
                The Unicorn Trust               113,044
                ------------------------------------------------

                ------------------------------------------------
                Partnerships
                ------------------------------------------------
                Daniel G. Brennan Family          8,049
                Limited Partnership
                ------------------------------------------------
                The Rizner Family Limited
                Partnership                      12,312
                ------------------------------------------------

                ------------------------------------------------
                Corporations
                ------------------------------------------------
                Guapulo Holdings Limited         55,662
                ------------------------------------------------
                HJS2 Limited                     10,000
                ------------------------------------------------
                Majix Limited                    15,000
                ------------------------------------------------
                M.B. Turnbull Pty, Limited       27,764
                ------------------------------------------------
                Melalula Limited                 99,381
                ------------------------------------------------
                RJG Holding Company              34,609
                ------------------------------------------------
                Robinelli Limited                25,000
                ------------------------------------------------
                Vyrona Holdings Limited         109,254
                ------------------------------------------------

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS

An aggregate of 38,701 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options that vested and became exercisable on September 25, 2000. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE
           COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
           SCHEDULE 13D

The following sales of shares of Common Stock* were made by the following Covered Persons through Goldman, Sachs & Co. for cash on the New York Stock
Exchange:

-------------------------------------------------------------------------------
Covered Person                Trade Date   Number of Shares  Price Per Share
-------------------------------------------------------------------------------
Nomi P. Ghez                   3/21/01              1,000           $86.27
-------------------------------------------------------------------------------
Donald C. Opatrny Jr.          3/21/01             12,000           $86.80
-------------------------------------------------------------------------------
John J. Powers                 3/21/01              2,000           $88.00
-------------------------------------------------------------------------------
Daniel W. Stanton              3/22/01              5,000           $85.01
-------------------------------------------------------------------------------
Richard E. Witten              3/26/01              5,000           $91.65
-------------------------------------------------------------------------------

The following sales of shares of Common Stock were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock
Exchange:

-------------------------------------------------------------------------------
Covered Person                Trade Date   Number of Shares  Price Per Share
-------------------------------------------------------------------------------
Patrick Y. Baune               3/26/01                480           $89.53
-------------------------------------------------------------------------------
Varkki P. Chacko               3/26/01              2,000           $89.53
-------------------------------------------------------------------------------
Emanuel Derman                 3/21/01                600           $87.33
-------------------------------------------------------------------------------
Mitchell I. Scherzer           3/22/01                725           $83.87
-------------------------------------------------------------------------------


Rule 144 Program

Commencing on March 21, 2001, the Covered Persons listed in Table I below sold an aggregate of 954,762 Covered Shares under the Rule 144 Program referred to in Item 4 above through March 26, 2001. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day.

----------
* These sales were made by private chartiable foundations established by the Covered Pesons listed below.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day* and the number of shares sold by such Covered Person in the aggregate for all Trading Days:

Table I

--------------------------------------------------------------------------------
                                           Shares Sold       Total Shares Sold
              Covered Person             Each Trading Day   On All Trading Days
--------------------------------------------------------------------------------
Bradley I. Abelow                                     644                 2,576
--------------------------------------------------------------------------------
Paul M. Achleitner                                  1,352                 5,408
--------------------------------------------------------------------------------
Jonathan R. Aisbitt                                 3,355                13,420
--------------------------------------------------------------------------------
Armen A. Avanessians                                1,622                 6,488
--------------------------------------------------------------------------------
David Baum                                            655                 2,620
--------------------------------------------------------------------------------
Frank A. Bednarz                                       41                   164
--------------------------------------------------------------------------------
Ron E. Beller                                       1,382                 5,528
--------------------------------------------------------------------------------
David W. Blood                                      2,027                 8,108
--------------------------------------------------------------------------------
Peter L. Briger, Jr.                                1,463                 5,852
--------------------------------------------------------------------------------
Richard J. Bronks                                     714                 2,856
--------------------------------------------------------------------------------
Lawrence R. Buchalter                               1,081                 4,324
--------------------------------------------------------------------------------
Michael J. Carr                                       844                 3,376
--------------------------------------------------------------------------------
Christopher J. Carrera                                707                 2,828
--------------------------------------------------------------------------------

----------
* For rounding purposes, the number of shares sold by a Covered Person on some Trading Days may have been slightly higher or lower than the number listed to avoid the sale of fractional shares.

--------------------------------------------------------------------------------
                                           Shares Sold       Total Shares Sold
              Covered Person             Each Trading Day   On All Trading Days
--------------------------------------------------------------------------------
Mary Ann Casati                                       297                 1,188
--------------------------------------------------------------------------------
Zachariah Cobrinik                                  1,132                 4,528
--------------------------------------------------------------------------------
Gary D. Cohn                                        1,216                 4,864
--------------------------------------------------------------------------------
Christopher A. Cole                                   405                 1,620
--------------------------------------------------------------------------------
William Connell                                        86                   344
--------------------------------------------------------------------------------
Carlos A. Cordeiro                                  2,208                 8,832
--------------------------------------------------------------------------------
Henry Cornell                                       2,225                 8,900
--------------------------------------------------------------------------------
E. Gerald Corrigan                                    676                 2,704
--------------------------------------------------------------------------------
Frank L. Coulson, Jr.                               2,744                10,976
--------------------------------------------------------------------------------
Randolph L. Cowen                                     676                 2,704
--------------------------------------------------------------------------------
Timothy D. Dattels                                  1,341                 5,364
--------------------------------------------------------------------------------
Gavyn Davies                                        1,352                 5,408
--------------------------------------------------------------------------------
David A. Dechman                                      687                 2,748
--------------------------------------------------------------------------------
Joseph Della Rosa                                   1,352                 5,408
--------------------------------------------------------------------------------
Alexander C. Dibelius                                 223                   892
--------------------------------------------------------------------------------
John O. Downing                                     1,892                 7,568
--------------------------------------------------------------------------------
Connie K. Duckworth                                 1,789                 7,156
--------------------------------------------------------------------------------
C. Steven Duncker                                     676                 2,704
--------------------------------------------------------------------------------
Glenn P. Earle                                      1,307                 5,228
--------------------------------------------------------------------------------
Paul S. Efron                                         706                 2,824
--------------------------------------------------------------------------------
Aubrey Ellis, Jr.                                      54                   216
--------------------------------------------------------------------------------
Pieter Maarten Feenstra                               745                 2,980
--------------------------------------------------------------------------------
Lawton W. Fitt                                      1,622                 6,488
--------------------------------------------------------------------------------
David B. Ford                                       2,767                11,068
--------------------------------------------------------------------------------
Edward C. Forst                                       270                 1,080
--------------------------------------------------------------------------------
Christopher G. French                                 475                 1,900
--------------------------------------------------------------------------------
Richard A. Friedman                                 4,033                16,126
--------------------------------------------------------------------------------
Peter C. Gerhard                                    2,142                 8,568
--------------------------------------------------------------------------------
Joseph H. Gleberman                                 2,590                10,360
--------------------------------------------------------------------------------
Jacob D. Goldfield                                  2,288                 9,152
--------------------------------------------------------------------------------
Amy O. Goodfriend                                     804                 3,216
--------------------------------------------------------------------------------
Andrew M. Gordon                                      162                   648
--------------------------------------------------------------------------------
Geoffrey T. Grant                                   1,212                 4,848
--------------------------------------------------------------------------------
Eric P. Grubman                                     1,458                 5,832
--------------------------------------------------------------------------------
Joseph D. Gutman                                      270                 1,080
--------------------------------------------------------------------------------
Robert S. Harrison                                    811                 3,244
--------------------------------------------------------------------------------
Thomas J. Healey                                    1,591                 6,364
--------------------------------------------------------------------------------
David B. Heller                                       405                 1,620
--------------------------------------------------------------------------------
Mary C. Henry                                       1,317                 5,268
--------------------------------------------------------------------------------
M. Roch Hillenbrand                                   405                 1,620
--------------------------------------------------------------------------------
Jacquelyn M. Hoffman-Zehner                         1,031                 4,124
--------------------------------------------------------------------------------
Robert J. Hurst                                       541                 2,164
--------------------------------------------------------------------------------
Francis J. Ingrassia                                1,563                 6,252
--------------------------------------------------------------------------------
Timothy J. Ingrassia                                  776                 3,104
--------------------------------------------------------------------------------
Reuben Jeffery III                                  2,662                10,648
--------------------------------------------------------------------------------
Chansoo Joung                                         541                 2,164
--------------------------------------------------------------------------------
Ann F. Kaplan                                       2,420                 9,680
--------------------------------------------------------------------------------
Barry A. Kaplan                                       986                 3,944
--------------------------------------------------------------------------------
Robert J. Katz                                      2,703                10,812
--------------------------------------------------------------------------------
Douglas W. Kimmelman                                  189                   756
--------------------------------------------------------------------------------
Bradford C. Koenig                                  1,432                 5,728
--------------------------------------------------------------------------------
Jonathan L. Kolatch                                 1,559                 6,236
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                           Shares Sold       Total Shares Sold
              Covered Person             Each Trading Day   On All Trading Days
--------------------------------------------------------------------------------
David G. Lambert                                      986                 3,944
--------------------------------------------------------------------------------
Thomas D. Lasersohn                                   714                 2,856
--------------------------------------------------------------------------------
Anthony Lauto                                         704                 2,816
--------------------------------------------------------------------------------
Matthew G. L'Heureux                                  541                 2,164
--------------------------------------------------------------------------------
Lawrence H. Linden                                  2,303                 9,212
--------------------------------------------------------------------------------
Robert Litterman                                    1,430                 5,720
--------------------------------------------------------------------------------
Robert H. Litzenberger                                433                 1,732
--------------------------------------------------------------------------------
Jonathan M. Lopatin                                 1,208                 4,832
--------------------------------------------------------------------------------
Michael R. Lynch                                    2,703                10,812
--------------------------------------------------------------------------------
Arthur S. Margulis, Jr.                               405                 1,620
--------------------------------------------------------------------------------
Ronald G. Marks                                     1,199                 4,796
--------------------------------------------------------------------------------
Eff W. Martin                                       2,859                11,436
--------------------------------------------------------------------------------
John P. McNulty                                     3,806                15,224
--------------------------------------------------------------------------------
E. Scott Mead                                         676                 2,704
--------------------------------------------------------------------------------
Masanori Mochida                                    3,381                13,524
--------------------------------------------------------------------------------
Karsten N. Moller                                   1,356                 5,424
--------------------------------------------------------------------------------
Thomas K. Montag                                    1,125                 4,500
--------------------------------------------------------------------------------
Robert B. Morris III                                2,569                10,276
--------------------------------------------------------------------------------
R. Scott Morris                                        54                   216
--------------------------------------------------------------------------------
Sharmin Mossavar-Rahmani                            1,622                 6,488
--------------------------------------------------------------------------------
Edward A. Mule                                      1,757                 7,028
--------------------------------------------------------------------------------
Thomas S. Murphy, Jr.                                 375                 1,500
--------------------------------------------------------------------------------
Philip D. Murphy                                      541                 2,164
--------------------------------------------------------------------------------
Avi M. Nash                                           447                 1,788
--------------------------------------------------------------------------------
Daniel M. Neidich                                   2,929                11,716
--------------------------------------------------------------------------------
Kipp M. Nelson                                      1,396                 5,584
--------------------------------------------------------------------------------
Michael E. Novogratz                                  635                 2,540
--------------------------------------------------------------------------------
Terence J. O'Neill                                  2,354                 9,416
--------------------------------------------------------------------------------
Timothy J. O'Neill                                  2,772                11,088
--------------------------------------------------------------------------------
Donald C. Opatrny, Jr.                              2,027                 8,108
--------------------------------------------------------------------------------
Robert J. O'Shea                                    2,210                 8,840
--------------------------------------------------------------------------------
Greg M. Ostroff                                       506                 2,024
--------------------------------------------------------------------------------
Terence M. O'Toole                                  2,163                 8,652
--------------------------------------------------------------------------------
Robert J. Pace                                        526                 2,104
--------------------------------------------------------------------------------
Scott M. Pinkus                                     2,297                 9,188
--------------------------------------------------------------------------------
Timothy C. Plaut                                    1,561                 6,244
--------------------------------------------------------------------------------
John J. Powers                                      1,352                 5,408
--------------------------------------------------------------------------------
Michael A. Price                                      699                 2,796
--------------------------------------------------------------------------------
Scott Prince                                          590                 2,360
--------------------------------------------------------------------------------
Stephen D. Quinn                                    1,352                 5,408
--------------------------------------------------------------------------------
Michael G. Rantz                                    1,361                 5,444
--------------------------------------------------------------------------------
Girish V. Reddy                                       662                 2,648
--------------------------------------------------------------------------------
James P. Riley, Jr.                                 2,494                 9,976
--------------------------------------------------------------------------------
Simon M. Robertson                                  1,352                 5,408
--------------------------------------------------------------------------------
J. David Rogers                                     2,703                10,812
--------------------------------------------------------------------------------
Emmanuel Roman                                        725                 2,900
--------------------------------------------------------------------------------
Ralph Rosenberg                                       542                 2,168
--------------------------------------------------------------------------------
Stuart M. Rothenberg                                  811                 3,244
--------------------------------------------------------------------------------
Michael S. Rubinoff                                   697                 2,788
--------------------------------------------------------------------------------
Richard M. Ruzika                                     685                 2,740
--------------------------------------------------------------------------------
Jeri Lynn Ryan                                        401                 1,604
--------------------------------------------------------------------------------
John C. Ryan                                          784                 3,136
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                           Shares Sold       Total Shares Sold
              Covered Person             Each Trading Day   On All Trading Days
--------------------------------------------------------------------------------
Michael D. Ryan                                       405                 1,620
--------------------------------------------------------------------------------
Richard A. Sapp                                     2,703                10,812
--------------------------------------------------------------------------------
Joseph Sassoon                                      2,244                 8,976
--------------------------------------------------------------------------------
Tsutomu Sato                                          893                 3,572
--------------------------------------------------------------------------------
Muneer A. Satter                                    1,241                 4,964
--------------------------------------------------------------------------------
Jonathan S. Savitz                                    410                 1,640
--------------------------------------------------------------------------------
Peter Savitz                                        1,134                 4,536
--------------------------------------------------------------------------------
Howard B. Schiller                                    800                 3,200
--------------------------------------------------------------------------------
Eric S. Schwartz                                    2,427                 9,708
--------------------------------------------------------------------------------
Charles B. Seelig, Jr.                              1,352                 5,408
--------------------------------------------------------------------------------
Steven M. Shafran                                   1,029                 4,116
--------------------------------------------------------------------------------
James M. Sheridan                                     811                 3,244
--------------------------------------------------------------------------------
Richard G. Sherlund                                 1,604                 6,416
--------------------------------------------------------------------------------
Michael S. Sherwood                                   495                 1,980
--------------------------------------------------------------------------------
Dinakar Singh                                         702                 2,808
--------------------------------------------------------------------------------
Christian J. Siva-Jothy                               701                 2,804
--------------------------------------------------------------------------------
Cody J Smith                                        1,608                 6,432
--------------------------------------------------------------------------------
Jonathan S. Sobel                                     696                 2,784
--------------------------------------------------------------------------------
Marc A. Spilker                                     1,280                 5,120
--------------------------------------------------------------------------------
Daniel W. Stanton                                   1,352                 5,408
--------------------------------------------------------------------------------
Esta E. Stecher                                     1,619                 6,476
--------------------------------------------------------------------------------
Cathrine S. Steck                                     324                 1,296
--------------------------------------------------------------------------------
Fredric E. Steck                                      270                 1,080
--------------------------------------------------------------------------------
Robert K. Steel                                     4,055                16,214
--------------------------------------------------------------------------------
Gene T. Sykes                                       1,352                 5,408
--------------------------------------------------------------------------------
Mark R. Tercek                                      1,154                 4,616
--------------------------------------------------------------------------------
Donald F. Textor                                    1,463                 5,852
--------------------------------------------------------------------------------
John R. Tormondsen                                  1,054                 4,216
--------------------------------------------------------------------------------
Leslie C. Tortora                                   2,666                10,664
--------------------------------------------------------------------------------
John L. Townsend III                                1,352                 5,408
--------------------------------------------------------------------------------
Byron D. Trott                                        743                 2,972
--------------------------------------------------------------------------------
Thomas E. Tuft                                      1,352                 5,408
--------------------------------------------------------------------------------
John E. Urban                                         696                 2,784
--------------------------------------------------------------------------------
Lee G. Vance                                        1,657                 6,628
--------------------------------------------------------------------------------
David A. Viniar                                     2,703                10,812
--------------------------------------------------------------------------------
George H. Walker IV                                   646                 2,584
--------------------------------------------------------------------------------
Patrick J. Ward                                     4,255                17,014
--------------------------------------------------------------------------------
George W. Wellde, Jr.                               1,352                 5,408
--------------------------------------------------------------------------------
Anthony G. Williams                                 2,445                 9,780
--------------------------------------------------------------------------------
Gary W. Williams                                    2,027                 8,108
--------------------------------------------------------------------------------
Steven J. Wisch                                       135                   540
--------------------------------------------------------------------------------
Richard E. Witten                                   2,902                11,608
--------------------------------------------------------------------------------
Tracy R. Wolstencroft                               1,352                 5,408
--------------------------------------------------------------------------------
Yasuyo Yamazaki                                       831                 3,324
--------------------------------------------------------------------------------
Danny O. Yee                                        1,504                 6,016
--------------------------------------------------------------------------------
Michael J. Zamkow                                   1,705                 6,820
--------------------------------------------------------------------------------
Gregory H. Zehner                                   1,065                 4,260
--------------------------------------------------------------------------------
Joseph R. Zimmel                                    3,176                12,704
--------------------------------------------------------------------------------
Barry L. Zubrow                                     1,352                 5,408
--------------------------------------------------------------------------------
Mark A. Zurack                                      1,280                 5,120
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                           Shares Sold       Total Shares Sold
              Covered Person             Each Trading Day   On All Trading Days
--------------------------------------------------------------------------------
Trusts
------
--------------------------------------------------------------------------------
The Guapulo Trust                                      51                   204
--------------------------------------------------------------------------------
The Unicorn Trust                                   3,056                12,224
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Partnerships
--------------------------------------------------------------------------------
Daniel G. Brennan Family Limited                      218                   872
Partnership
--------------------------------------------------------------------------------
The Rizner Family Limited Partnership                 333                 1,332
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Corporations
--------------------------------------------------------------------------------
Guapulo Holdings Limited                            1,505                 6,020
--------------------------------------------------------------------------------
HJS2 Limited                                          270                 1,080
--------------------------------------------------------------------------------
Majix Limited                                         405                 1,620
--------------------------------------------------------------------------------
M.B. Turnbull Pty, Limited                            751                 3,004
--------------------------------------------------------------------------------
Melalula Limited                                    2,686                10,744
--------------------------------------------------------------------------------
RJG Holding Company                                   936                 3,744
--------------------------------------------------------------------------------
Robinelli Limited                                     676                 2,704
--------------------------------------------------------------------------------
Vyrona Holdings Limited                             2,953                11,812
--------------------------------------------------------------------------------

Table II

         -------------------------------------------------------------
         Trading Day                                 Price Per Share
         -------------------------------------------------------------
                    March 21, 2001                       $87.13
         -------------------------------------------------------------
                    March 22, 2001                       $82.93
         -------------------------------------------------------------
                    March 23, 2001                       $88.43
         -------------------------------------------------------------
                    March 26, 2001                       $90.12
         -------------------------------------------------------------

SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 28, 2001
                                         By:   /s/ James B. McHugh
                                             -------------------------
                                             Name: James B. McHugh
                                             Title: Attorney-in-Fact

                                  EXHIBIT INDEX

    Exhibit                                        Description
    -------                                        -----------
      A.         Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to
                 Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the
                 "Initial Schedule 13D")).

      B.         Voting Agreement, dated as of April 30, 1999, by and among The
                 Goldman Sachs Group, Inc., The Trustees of the Estate of
                 Bernice Pauahi Bishop and Kamehameha Activities Association
                 (incorporated by reference to Exhibit B to the Initial Schedule 13D).

      C.         Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs
                 Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets,
                 Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

      D.         Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File
                 No. 333-74449) filed by The Goldman Sachs Group, Inc.).

      E.         Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No.
                 333-74449) filed by The Goldman Sachs Group, Inc.).

      F.         Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

      G.         Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed
                 December 17, 1999 (File No. 005-56295)).

      H.         Supplemental Registration Rights Instrument, dated as of December 10, 1999
                 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial
                 Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

      I.         Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                 2000 (File No. 005-56295)).

      J.         Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to
                 Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

      K.         Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                 005-56295)).

      L.         Form of Counterpart to Shareholders' Agreement for non-U.S. corporations
                 (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      M.         Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
                 (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

    Exhibit                                        Description
    -------                                        -----------
      N.         Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D,
                 filed June 30, 2000 (File No. 005-56295)).

      O.         Form of Pledge Agreement for shareholders of non-U.S. corporations
                 (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      P.         Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the
                 Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      Q.         Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons
                 (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      R.         Supplemental Registration Rights Instrument, dated as of June 19, 2000
                 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      S.         Supplemental Registration Rights Instrument, dated as of July 31, 2000
                 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      T.         Underwriting Agreement (U.S. Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      U.         Underwriting Agreement (International Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      V.         Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      W.         Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No.
                 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

      X.         Power of Attorney.

      Y.         Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK
                 Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

      Z.         Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment
                 No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

    Exhibit                                        Description
    -------                                        -----------
      AA.        Supplemental Registration Rights Instrument, dated as of
                 December 21, 2000 (incorporated by reference to Exhibit AA to
                 Amendment No. 12 to the Initial Schedule 13D, filed January 23,
                 2001 (File No. 005-56295)).

      BB.        Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person.

      CC.        Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each
                 Jacobson Covered Person.